                                                                  EXHIBIT 10.41




________________________________________________________________________________
________________________________________________________________________________




                            REVOLVING LOAN AGREEMENT
                         DATED AS OF FEBRUARY 28, 1997
                                     AMONG
                              MICHAEL FOODS, INC.,
                            THE BANKS LISTED HEREIN
                                      AND
                         BANK OF AMERICA NATIONAL TRUST
                       AND SAVINGS ASSOCIATION, AS AGENT

                   ARRANGED BY BANCAMERICA, SECURITIES, INC.


________________________________________________________________________________
________________________________________________________________________________

                               TABLE OF CONTENTS*




                                                                            Page
                                                                           -----
1. DEFINITIONS AND TERMS
  1.1  Definitions  . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
       "Advance" . . . . . . . . . . . . . . . . . . . . . . . . . . . ..    1
       "Affiliate"  . . . . . . . . . . . . . . . . . . . . . . . . . . .    1
       "Agent"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    2
       "Agent-Related Persons"  . . . . . . . . . . . . . . . . . . . . .    2
       "Aggregate Amount"   . . . . . . . . . . . . . . . . . . . . . . .    2
       "Arranger"   . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
       "Banking Day"  . . . . . . . . . . . . . . . . . . . . . . . . . .    3
       "BofA"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
       "Capital Lease"  . . . . . . . . . . . . . . . . . . . . . . . . .    3
       "Capital Lease Obligation"   . . . . . . . . . . . . . . . . . . .    3
       "Code"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    3
       "Commitment"   . . . . . . . . . .  . . . . . . . . . . . . . . .     3
       "Computation Period"   . . . . . . . . . . . . . . . . . . . . . .    4
       "Consolidated Funded Indebtedness"   . . . . . . . . . . . . . . .    4
       "Consolidated Net Earnings Available for Fixed Charges"    . . . .    4
       "Consolidated Net Income"  . . . . . . . . . . . . . . . . . . . .    4
       "Consolidated Net Worth"   . . . . . . . . . . . . . . . . . . . .    5
       "Credit"   . . . . . . . . . . . . . . . . . . . . . . . . . . . .    5
       "Dollars" . . . . . . . . . . . . . . . . . . . . . . . . . . . .     5
       "Domestic Advance" . . . . . . . . . . . . . . . . . . . . . . . .    5
       "Eligible Assignee"  . . . . . . . . . . . . . . . . . . . . . . .    5
       "ERISA"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    6
       "ERISA Affiliate"  . . . . . . . . . . . . . . . . . . . . . . . .    6
       "Eurocurrency Reserve Percentage"  . . . . . . . . . . . . . . . .    6
       "Eurodollar Advance"   . . . . . . . . . . . . . . . . . . . . . .    7
       "Event of Default"   . . . . . . . . . . . . . . . . . . . . . . .    7
       "Event Risk Occurrence"  . . . . . . . . . . . . . . . . . . . . .    7
       "Federal Funds Rate" . . . . . . . . . . . . . . . . . . . . . . .    7
       "Fixed Charges"  . . . . . . . . . . . . . . . . . . . . . . . . .    7
       "Governmental Authority"   . . . . . . . . . . . . . . . . . . . .    8
       "Indebtedness"   . . . . . . . . . . . . . . . . . . . . . . . . .    8
       "Interbank Rate"   . . . . . . . . . . . . . . . . . . . . . . . .    9
       "Interbank Rate (Reserve Adjusted)"  . . . . . . . . . . . . . . .   10
       "Interest Period"  . . . . . . . . . . . . . . . . . . . . . . . .   10
       "Investment"   . . . . . . . . . . . . . . . . . . . . . . . . . .   10
       "Lien"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
       "Majority Banks"   . . . . . . . . . . . . . . . . . . . . . . . .   11
       "Margin"   . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
       "Net Income"   . . . . . . . . . . . . . . . . . . . . . . . . . .   12






__________________________________

*  The Table of Contents is not a part of this Agreement.

      "Net Worth"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 12
      "New Michael"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
      "Note Agreement" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
      "Notes"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
      "NSU"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
      "Old Michael"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
      "Papetti Companies"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
      "Payment Date"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 13
      "PBGC"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
      "Pending Reorganization"   . . . . . . . . . . . . . . . . . . . . . . . . . 14
      "Person" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
      "Plan"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 14
      "Priority Indebtedness"  . . . . . . . . . . . . . . . . . . . . . . . . . . 14
      "Reference Rate"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
      "Related Party"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 15
      "Reportable Event"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . 16
      "Restricted Investment"  . . . . . . . . . . . . . . . . . . . . . . . . . . 16
      "Subsidiary"   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
      "Taxes"  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
      "Termination Date" . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 17
      "Total Capitalization"   . . . . . . . . . . . . . . . . . . . . . . . . . . 17
      "Total Debt to Capitalization Ratio" . . . . . . . . . . . . . . . . . . . . 17
      "Unconsolidated Subsidiary"  . . . . . . . . . . . . . . . . . . . . . . . . 17
      "Unmatured Event of Default"   . . . . . . . . . . . . . . . . . . . . . . . 18
  1.2 Financial Terms . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .. 18

2. COMMITMENTS OF THE BANKS AND CERTAIN LOAN TERMS
  2.1  Advances . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
  2.2  Advance Options  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  18
  2.3  Borrowing Procedures . . . . . . . . . . . . . . . . . . . . . . . . . . .  19
  2.4  Continuation and/or Conversion of Advances . . . . . . . . . . . . . . . .  20
  2.5  Funding Losses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
  2.6  Capital Adequacy . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  21
  2.7  Increase of Commitments  . . . . . . . . . . . . . . . . . . . . . . . . .  22

3. NOTES EVIDENCING BORROWINGS

4.  INTEREST AND FEES
  4.1  Interest . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
       (a)   Domestic Advances. . . . . . . . . . . . . . . . . . . . . . . . . .  25
       (b)   Eurodollar Advances. . . . . . . . . . . . . . . . . . . . . . . . .  25
       (c)   Interest After Maturity  . . . . . . . . . . . . . . . . . . . . . .  25
  4.2  Facility Fee . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  26
  4.3  Agency and Arrangement Fees. . . . . . . . . . . . . . . . . . . . . . . .  27
  4.4  Method of Calculating Interest and Fees  . . . . . . . . . . . . . . . . .  27

5. PAYMENTS, PREPAYMENTS, REDUCTION OR TERMINATION OF THE CREDIT AND SETOFF
  5.1  Place of Payment . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
  5.2  Prepayments  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  28
  5.3  Reduction or Termination of the Credit . . . . . . . . . . . . . . . . . .  29






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

  5.4   Setoff . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 30
  5.5   Proration of Payments. . . . . . . . . . . . . . . . . . . . . . . 30

6. ADDITIONAL PROVISIONS RELATING TO EURODOLLAR ADVANCES
  6.1   Increased Cost . . . . . . . . . . . . . . . . . . . . . . . . . . 31
  6.2   Eurodollar Deposits Unavailable or Interest Rate Unascertainable . 32
  6.3   Changes in Law Rendering Eurodollar Advances Unlawful. . . . . . . 33
  6.4   Indemnity. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34

7. WARRANTIES
  7.1   Existence  . . . . . . . . . . . . . . . . . . . . . . . . . . . . 34
  7.2   Authorization. . . . . . . . . . . . . . . . . . . . . . . . . . . 34
  7.3   No Conflicts . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
  7.4   Validity and Binding Effect  . . . . . . . . . . . . . . . . . . . 35
  7.5   No Default . . . . . . . . . . . . . . . . . . . . . . . . . . . . 35
  7.6   Financial Statements . . . . . . . . . . . . . . . . . . . . . . . 36
  7.7   Litigation. . . . . . . . . . . . . . . . . . . .  . . . . . . . . 37
  7.8   Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 37
  7.9   Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
  7.10  Purpose. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
  7.11  Regulation U . . . . . . . . . . . . . . . . . . . . . . . . . . . 38
  7.12  Compliance . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
  7.13  Pension and Welfare Plans. . . . . . . . . . . . . . . . . . . . . 39
  7.14  Taxes. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 39
  7.15  Investment Company Act Representation. . . . . . . . . . . . . . . 40
  7.16  Licenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 40
  7.17  No Burdensome Provisions . . . . . . . . . . . . . . . . . . . . . 40
  7.18  Trading with the Enemy Act, etc. . . . . . . . . . . . . . . . . . 41
  7.19  Environmental Matters. . . . . . . . . . . . . . . . . . . . . . . 41
  7.20  Disclosure . . . . . . . . . . . . . . . . . . . . . . . . . . . . 42
  7.21  Governmental Action. . . . . . . . . . . . . . . . . . . . . . . . 42
  7.22  Compliance with Other Instruments. . . . . . . . . . . . . . . . . 42

8. COMPANY'S COVENANTS
  8.1  Financial Statements and Other Reports. . . . . . . . . . . . . . . 43
        (a) Quarterly Financial Statements . . . . . . . . . . . . . . . . 43
        (b) Annual Audited Statements. . . . . . . . . . . . . . . . . . . 44
        (c) Accountants' Statements. . . . . . . . . . . . . . . . . . . . 45
        (d) Officer's Certificates . . . . . . . . . . . . . . . . . . . . 46
        (e) SEC and Other Reports  . . . . . . . . . . . . . . . . . . . . 46
        (f) Report of Change in Subsidiaries . . . . . . . . . . . . . . . 47
        (g) Requested Information. . . . . . . . . . . . . . . . . . . . . 47
  8.2  Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
        (a) Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
        (b) Litigation . . . . . . . . . . . . . . . . . . . . . . . . . . 47
        (c) Judgment . . . . . . . . . . . . . . . . . . . . . . . . . . . 47
        (d) Pension and Welfare Plans  . . . . . . . . . . . . . . . . . . 48
        (e) Material Adverse Change  . . . . . . . . . . . . . . . . . . . 48
        (f) Other Events . . . . . . . . . . . . . . . . . . . . . . . . . 48





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


  8.3   Existence  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  48
  8.4   Nature of Business . . . . . . . . . . . . . . . . . . . . . . . .  49
  8.5   Books, Records and Access  . . . . . . . . . . . . . . . . . . . .  49
  8.6   Insurance  . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
  8.7   Insurance Reports  . . . . . . . . . . . . . . . . . . . . . . . .  50
  8.8   Repair . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
  8.9   Taxes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  50
  8.10  Compliance   . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
  8.11  Pension Plans  . . . . . . . . . . . . . . . . . . . . . . . . . .  51
  8.12  Indebtedness . . . . . . . . . . . . . . . . . . . . . . . . . . .  51
  8.13  Liens  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  52
  8.14  Maximum Consolidated Total Indebtedness to Capitalization Ratio. .  55
  8.15  Maintenance of Interest Expense Coverage   . . . . . . . . . . . .  55
  8.16  Restricted Payments  . . . . . . . . . . . . . . . . . . . . . . .  55
  8.17  Limitation on Disposition of Assets  . . . . . . . . . . . . . . .  56
  8.18  Merger, Consolidation, Sale or Lease . . . . . . . . . . . . . . .  56
  8.19  Restrictions on Subsidiaries   . . . . . . . . . . . . . . . . . .  56
  8.20  Investments  . . . . . . . . . . . . . . . . . . . . . . . . . . .  59
  8.21  Other Agreements   . . . . . . . . . . . . . . . . . . . . . . . .  59
  8.22  Use of Proceeds  . . . . . . . . . . . . . . . . . . . . . . . . .  59
  8.23  Transactions with Related Parties  . . . . . . . . . . . . . . . .  60

9.   CONDITIONS PRECEDENT TO ALL ADVANCES
  9.1   Default  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
  9.2   Warranties . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
  9.3   Certification  . . . . . . . . . . . . . . . . . . . . . . . . . .  61

10.  CONDITIONS PRECEDENT TO INITIAL ADVANCE
 10.1   Notes  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
 10.2   Resolutions  . . . . . . . . . . . . . . . . . . . . . . . . . . .  61
 10.3   Incumbency   . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
 10.4   Opinion  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
 10.5   Note Agreement  . . . . . . . . . .  . . . . . . . . . . . . . . .  62
 10.6   Certificate  . . . . . . . . . . . . . . . . . . . . . . . . . . .  62
 10.7   NSU Resolutions  . . . . . . . . . . . . . . . . . . . . . . . . .  63

11.  EVENTS OF DEFAULT AND REMEDIES
 11.1  Events of Default . . . . . . . . . . . . . . . . . . . . . . . . .  63
       (a)   Non-Payment . . . . . . . . . . . . . . . . . . . . . . . . .  63
       (b)   Non-Payment of other Indebtedness . . . . . . . . . . . . . .  63
       (c)   Insolvency. . . . . . . . . . . . . . . . . . . . . . . . . .  64
       (d)   ERISA . . . . . . . . . . . . . . . . . . . . . . . . . . . .  65
       (e)   Agreements. . . . . . . . . . . . . . . . . . . . . . . . . .  65
       (f)   Warranty. . . . . . . . . . . . . . . . . . . . . . . . . . .  65
       (g)   Judgments . . . . . . . . . . . . . . . . . . . . . . . . . .  65
       (h)   Event Risk Occurrence . . . . . . . . . . . . . . . . . . . .  66
       (i)   Material Adverse Change . . . . . . . . . . . . . . . . . . .  66
 11.2  Remedies  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  66

12.  THE AGENT





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

  12.1   Appointment and Authorization . . . . . . . . . . . . . . . . .  67
  12.2   Delegation of Duties. . . . . . . . . . . . . . . . . . . . . .  67
  12.3   Liability of Agent  . . . . . . . . . . . . . . . . . . . . . .  67
  12.4   Reliance by Agent . . . . . . . . . . . . . . . . . . . . . . .  68
  12.5   Notice of Default . . . . . . . . . . . . . . . . . . . . . . .  69
  12.6   Credit Decision . . . . . . . . . . . . . . . . . . . . . . . .  70
  12.7   Indemnification . . . . . . . . . . . . . . . . . . . . . . . .  71
  12.8   Agent in Individual Capacity  . . . . . . . . . . . . . . . . .  73
  12.9   Successor Agent . . . . . . . . . . . . . . . . . . . . . . . .  74
  12.10  Withholding Tax . . . . . . . . . . . . . . . . . . . . . . . .  75

13.  ASSIGNMENT AND ASSUMPTION.

14.  GENERAL
  14.1   Delay . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
  14.2   Notice. . . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
  14.3   Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . .  79
  14.4   Severability  . . . . . . . . . . . . . . . . . . . . . . . . .  81
  14.5   Counterparts  . . . . . . . . . . . . . . . . . . . . . . . . .  81
  14.6   Investment  . . . . . . . . . . . . . . . . . . . . . . . . . .  81
  14.7   U.S. Withholding Tax Exemptions . . . . . . . . . . . . . . . .  82
  14.8   Law . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  82
  14.9   Successors. . . . . . . . . . . . . . . . . . . . . . . . . . .  82
  14.10  Amendments. . . . . . . . . . . . . . . . . . . . . . . . . . .  83
  14.11  Assignments, Participations, etc. . . . . . . . . . . . . . . .  83
  14.12  WAIVER OF JURY TRIAL. . . . . . . . . . . . . . . . . . . . . .  87



EXHIBIT A -   Revolving Note

EXHIBIT B -   Schedule of Litigation

EXHIBIT C -   Schedule of Liens

EXHIBIT D -   Schedule of Subsidiaries

EXHIBIT E -   Schedule of Contingent Liabilities with Respect to
              Post-Retirement Welfare Benefit Plans

EXHIBIT F -   Form of Opinion of Counsel

EXHIBIT G -   [Form of] Assignment and Acceptance Agreement

||

                            REVOLVING LOAN AGREEMENT

  THIS AGREEMENT, dated as of February 28, 1997, is entered into among MICHAEL FOODS, INC., a Delaware corporation (the "Company"), the banks listed on the signature pages hereof (each called a "Bank" and collectively called the "Banks") and BANK OF AMERICA NATIONAL TRUST AND SAVINGS ASSOCIATION, a national banking association having its principal office at 1455 Market Street, Agency Management Services #5596, San Francisco, California 94103, as Agent.

  In consideration of the mutual agreements herein contained, the parties hereto agree as follows:

  1. DEFINITIONS AND TERMS.

        1.1 Definitions. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings indicated for purposes of this Agreement (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

        "Advance" means an advance by a Bank to the Company under Section 2.1 and shall be a Domestic Advance or a Eurodollar Advance.

        "Affiliate" means any Person (other than the Company or any Subsidiary) which, directly or indirectly, (a) controls or is controlled by or is under common control with the Company or any Subsidiary, or (b) beneficially owns or holds or has the power to direct the voting power of five percent (5%) or more of any class of voting stock of the Company or any Subsidiary or (c) has five percent (5%) or more of its voting stock (or in the case of a Person which is not a corporation, five percent (5%) or more of its equity interest) beneficially owned or held, directly or indirectly, by the Company or any Subsidiary or (d) is a director or officer of the Company or any Subsidiary. For purposes of this definition, "control" means the power to direct the management and policies of a Person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have meanings correlative to the foregoing.

        "Agent" means BofA as Agent for the Banks hereunder and each successor, as provided in Section 12.8, who shall act as Agent.

        "Agent-Related Persons" means BofA and any successor agent arising under Section 12.9, together with their respective Affiliates (including, in the case of BofA, the Arranger), and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.

        "Aggregate Amount", when used with respect to any Investment of any Person as of the date of determination thereof, means an amount (which may be a positive or negative figure, as the case may be) equal to (i) the greater of the amount carried on the books of such Person as at such date with respect to such Investment and the cost of such Investment to such Person, minus (ii) the net proceeds (after the deduction of income taxes applicable thereto) realized from the sale or liquidation of such Investment or any part thereof, or otherwise.

        "Arranger" means BancAmerica Securities, Inc., a Delaware corporation.

        "Banking Day" means any day on which banks are open for business in Chicago, Illinois and San Francisco, California and, with respect to Eurodollar Advances, on which dealings in foreign currencies and exchange may be carried on by the Banks in the interbank eurodollar market.

        "BofA" means Bank of America National Trust and Savings Association, a national banking association.

        "Capital Lease" means and includes at any time any lease of property, real or personal, which in accordance with generally accepted accounting principles would at such time be required to be capitalized on a balance sheet of the lessee.

        "Capital Lease Obligation" means at any time the capitalized amount of the rental commitment under a Capital Lease which in accordance with generally accepted accounting principles would at such time be required to be shown on a balance sheet.

        "Code" means the Internal Revenue Code of 1986 and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of the Code shall be construed to also refer to any successor sections.

        "Commitment" means the maximum amount that any Bank has agreed to lend under Section 2.1 as set forth on the signature pages hereof as such amount may be reduced pursuant to Section 5.3, increased pursuant to Section 2.7, or increased or reduced pursuant to Section 14.11.

        "Computation Period" means as at the end of any fiscal quarter or fiscal year the shorter of: (a) the period from April 1, 1997 to such fiscal quarter end or fiscal year end or (b) the four fiscal quarter period then ending.

        "Consolidated Funded Indebtedness" means, without duplication, all Indebtedness of the Company and its Subsidiaries, as consolidated and determined in accordance with generally accepted accounting principles.

        "Consolidated Net Earnings Available for Fixed Charges" means, for the period of determination, Consolidated Net Income of the Company and its Subsidiaries, plus cash dividends received from Unconsolidated Subsidiaries, plus income taxes, plus extraordinary items of expense or minus extraordinary items of income which are included in the determination of Net Income, plus any loss from discontinued operations or minus any gain from discontinued operations which is included in the determination of Net Income, plus any charge or minus any credit which results from the cumulative effect of a change in accounting principle which is included in the determination of Net Income, plus all Fixed Charges. Prior to January 1, 1999, in any determination of "Consolidated Net Earnings Available for Fixed Charges" there shall be an addition for any loss (and a deduction for any gain) on "disposal of a product line" (or "restructuring charges" relating to such disposal) which are included in determination of Net Income. For purposes hereof, the terms "disposal of a product line" and "restructuring charges" shall have such meanings as are viewed as acceptable to the Securities and Exchange Commission when such terms are used for financial reporting.

        "Consolidated Net Income" means, for any period, the Net Income of the Company and its Subsidiaries, as consolidated and determined in accordance with generally accepted accounting principles.

        "Consolidated Net Worth" means the Net Worth of the Company and its Subsidiaries, as consolidated and determined in accordance with generally accepted accounting principles.

        "Credit" means the aggregate Commitments of the Banks to make Advances under the terms of this Agreement.

        "Dollars" and the sign "$" means lawful money of the United States of America.

        "Domestic Advance" means any Advance which bears interest at a rate determined with reference to the Reference Rate.

        "Eligible Assignee" means (i) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (ii) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the "OECD"), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the United States; and (iii) a Person that is primarily engaged in the business of commercial banking and that is (A) a Subsidiary of a Bank, (B) a Subsidiary of a Person of which a Bank is a Subsidiary, or (C) a Person of which a Bank is a Subsidiary; (iv) any other financial institution in good standing under the laws of any country which is a member of the OECD and which has a combined capital and surplus of at least $100,000,000 and (v) any other Person to which the Company and the Agent may in their discretion consent.

        "ERISA" means the Employee Retirement Income Security Act of 1974, as amended, and any successor statute of similar import, together with the regulations thereunder, in each case as in effect from time to time. References to sections of ERISA shall be construed to also refer to any successor sections.

        "ERISA Affiliate" means any corporation, trade or business that is, along with the Company, a member of a controlled group of corporations or a controlled group of trades or businesses, as described in sections 414(b) and 414(c), respectively, of the Code or section 4001 of ERISA.

        "Eurocurrency Reserve Percentage" means, with respect to each Interest Period, a percentage equal to the daily average during such Interest Period of the percentages in effect on each day of such Interest Period, as prescribed by the Board of Governors of the Federal Reserve System (or any successor), for determining reserve requirements applicable to "Eurocurrency liabilities" pursuant to Regulation D or any other then applicable regulation of the Board of Governors which prescribes reserve requirements applicable to "Eurocurrency liabilities," as presently defined in Regulation D. For purposes of this definition, any Eurodollar Advances hereunder shall be deemed to be "Eurocurrency liabilities" as defined in Regulation D.

        "Eurodollar Advance" means any Advance which bears interest at a rate determined with reference to the Interbank Rate (Reserve Adjusted).

        "Event of Default" means any of the events described in Section 11.1.

        "Event Risk Occurrence" shall have the meaning ascribed to such terms in the note(s) issued by the Company pursuant to the terms and provisions of the Note Agreement.


        "Federal Funds Rate" means, for any day, the rate set forth in the weekly statistical release designated as H.15(519), or any successor publication, published by the Federal Reserve Bank of New York (including any such successor publication, "H.15(519)") on the preceding Banking Day opposite the caption "Federal Funds (Effective)"; or, if for any relevant day such rate is not so published on any such preceding Banking Day, the rate for such day will be the arithmetic mean as determined by the Agent of the rates for the last transaction in overnight Federal funds arranged prior to 9:00 a.m. (New York City time) on that day by each of three leading brokers of Federal funds transactions in New York City selected by the Agent.

        "Fixed Charges" means, for any period of calculation, the sum of (i) all interest on Indebtedness incurred by the Company and its Subsidiaries, including interest payments partially or entirely contingent on earnings and the portion of rents payable under Capital Leases allocable to interest, and
(ii) all debt discount or premium amortized or required to be amortized during such period by the Company or any of its Subsidiaries.

        "Governmental Authority" means any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

        "Indebtedness" of any Person means and includes, without duplication,
(i) all indebtedness or obligations of such Person for money borrowed (and any notes payable and drafts accepted representing extensions of credit, whether or not representing indebtedness or obligations for money borrowed), (ii) indebtedness or obligations of such Person owed for all or any part of the purchase price of property or other assets or for the cost of property or other assets constructed or of improvements thereto, other than accounts payable included in current liabilities and incurred in respect of property purchased in the ordinary course of business, (iii) indebtedness or obligations secured or evidenced by any Lien existing on property owned by such Person, whether or not the indebtedness or obligations secured or evidenced thereby shall have been assumed by such Person, (iv) Capital Lease Obligations of such Person, (v) guarantees and endorsements by such Person of (other than endorsements for purposes of collection in the ordinary course of business), and obligations of such Person to purchase goods or services for the purpose of supplying funds for the purchase or payment of, or measured by, indebtedness, liabilities or obligations of others (whether or not representing money borrowed) and other contingent obligations of such Person in respect of, or to purchase or otherwise acquire or service, indebtedness, liabilities or obligations of others (whether or not representing money borrowed) and (vi) all indebtedness, liabilities or obligations (whether or not representing money borrowed) in effect guaranteed by such Person by an agreement, contingent or otherwise, to make a loan, advance or capital contribution to or other investment in the debtor for the purpose of assuring or maintaining a minimum equity, asset base, working capital or other balance sheet condition for any date, or to provide funds for the payment of any liability, dividend or stock liquidation payment, or otherwise to supply funds to or in any manner invest in the debtor for such purpose. A renewal or extension of any Indebtedness without increase in the principal amount thereof shall not be deemed to be the incurrence of the Indebtedness so renewed or extended. In case any Person shall become a Subsidiary, such Person shall be deemed to have incurred at the time it becomes a

Subsidiary all Indebtedness of such Person outstanding immediately thereafter.

        "Interbank Rate" means, with respect to each Interest Period, the rate per annum at which Dollar deposits in immediately available funds are offered to the Agent two Banking Days prior to the beginning of such Interest Period by major banks in the interbank eurodollar market as at or about 10:00 a.m., Chicago time, for delivery on the first day of such Interest Period, for the number of days comprised therein and in an amount equal to the aggregate amount of the Eurodollar Advance to be outstanding during such Interest Period.

        "Interbank Rate (Reserve Adjusted)" means, with respect to any Eurodollar Advance for any Interest Period, a rate per annum (rounded upwards, if necessary, to the nearest 1/16 of 1%) determined pursuant to the following formula:

           Interbank Rate    =         Interbank Rate
         (Reserve Adjusted)        1-Eurocurrency Reserve Percentage

        "Interest Period" means, with respect to any Eurodollar Advance, the seven (7) day, the one (1) month, two (2) month, three (3) month or six (6) month period selected by the Company pursuant to Sections 2.3 or 2.4 and commencing on the applicable borrowing date or conversion date of any Eurodollar Advance or the last day of the prior Interest Period for such Advance, as the case may be; provided, however, that no Interest Period shall extend beyond the Termination Date. Each Interest Period which would otherwise end on a day which is not a Banking Day shall end on the next succeeding Banking Day unless such next succeeding Banking Day is the first Banking Day of a calendar month, in which case it shall end on the next preceding Banking Day.

        "Investment" of any Person means any investment made by such Person in any other Person by acquisition of stock or indebtedness, loan, advance, transfer or purchase of property, capital contribution or otherwise (other than a direct or indirect guarantee of such other Person's indebtedness or any agreement to pay, purchase or service such other Person's indebtedness).

        "Lien" means any mortgage, pledge, hypothecation, judgment lien or similar legal process, title retention lien, or other lien or security interest, including, without limitation, the interest of a vendor under any conditional sale or other title retention agreement and the interest of a lessor under any Capital Lease.

        "Majority Banks" means those Banks whose interest in the Credit constitutes (or if the Credit has been terminated, whose share in the aggregate Advances outstanding constitutes) at least fifty-one percent (51%).

        "Margin" means the rate per annum set forth in the schedule below opposite the applicable Total Debt to Capitalization Ratio:



  Total Debt to Capitalization
  Ratio                                            Margin
  Less than or equal to .30 to 1                    0.25%

  Less than or equal to .40 to 1 but                0.30%
  greater than .30 to 1

  Less than or equal to .50 to 1 but                0.35%
  greater than .40 to 1

  Greater than .50 to 1.0                           0.475%


        The Margin shall be 0.35% commencing on the date of the effectiveness of this Agreement and thereafter shall be adjusted 60 days or, in the case of the last fiscal quarter of any fiscal year, 90 days after the end of each fiscal quarter (beginning with the fiscal quarter ended March 31, 1997) based on the Total Debt to Capitalization Ratio as of the last day of such fiscal quarter; it being understood that (a) if the Company fails to deliver the financial statements required by Section 8.1(a) or (b) by the 60th (or, if applicable, the 90th) day after any fiscal quarter, the Margin shall be 0.475% until such financial statements are delivered; and (b) no decrease in the Margin shall be effected on any date on which an Event of Default exists (but shall be delayed until the first date on which no Event of Default exists). Any change in the Margin shall be immediately effective for all outstanding Eurodollar Advances.

        "Net Income" means, with respect to any Person for any period, the net income (or the net deficit, if expenses and charges exceed revenues and other proper income credits) of such Person for such period determined in accordance with generally accepted accounting principles as in effect from time to time, provided, however, that the Net Income of the Company or any Subsidiary shall not include the Net Income of any Subsidiary prior to the date it becomes a Subsidiary.

        "Net Worth" means, with respect to any Person as of the date of determination, the sum of redeemable preferred stock and common stockholders' equity accounts of such Person as of such date, as determined in accordance with generally accepted accounting principles.

        "New Michael" means NSU after giving effect to the merger of NSU Merger Co. into Michael Foods, Inc.

        "Note Agreement" means collectively the various loan agreements, each dated as of February 26, 1997, between the Company and certain lenders entered into in connection with the issuance of certain notes not in excess of $125,000,000.

        "Notes" means the Notes referred to in Section 3.

        "NSU" means North Star Universal, Inc., a Minnesota corporation.

        "NSU Merger Co." means NSU Merger Co., a Delaware corporation.

        "Old Michael" means Michael Foods, Inc. prior to its merger with NSU Merger Co.

        "Papetti Companies" means Papetti's Hygrade Egg Products, Inc., Papetti Foods, Inc., Quaker State Farms, Inc., Papetti's of Iowa Food Products, Inc., Monark Egg Corporation, Casa Trucking Limited Partnership, Egg Specialties, Inc., Papetti Transport Leasing Limited Partnership and Papetti Equipment Leasing Partnership.

        "Payment Date" means (a) as to any Eurodollar Advance, the last day of each Interest Period with respect thereto and, if such Interest Period is in excess of three (3) months, the day three (3) months after the commencement of such Interest Period, and (b) as to any Domestic Advance, the first day of each January, April, July and October commencing on the first of such dates to occur hereafter.

        "PBGC" means the Pension Benefit Guaranty Corporation and any entity succeeding to any or all of its functions under ERISA.

        "Pending Reorganization" means the merger of NSU Merger Co. with and into Old Michael, the transfer by NSU of certain of its assets and liabilities to ENStar, Inc., and the distribution of the stock of ENStar, Inc. to the shareholders of NSU as more fully described in the proxy statement of the Company dated November 26, 1996.

        "Person" means an individual, partnership, corporation, trust, joint venture, joint stock company, association, unincorporated organization, government or agency or political subdivision thereof, or other entity.

        "Plan" means a "pension plan," as such term is defined in ERISA, established or maintained by the Company or any ERISA Affiliate or as to which the Company or any ERISA Affiliate contributes or is a member or otherwise may have any liability. "Priority Indebtedness" means the sum (without duplication) of the amounts described in the following clauses (i), (ii) and (iii) and outstanding at the time of computation: (i) the aggregate principal amount of all Indebtedness of the Company and its Subsidiaries secured or evidenced by Liens permitted by Section 8.13(e) outstanding at such time, (ii) the aggregate principal amount of unsecured Indebtedness of all Subsidiaries, other than Indebtedness owed to the Company or a Subsidiary, and
(iii) the Aggregate Amount of all outstanding capital stock of any Subsidiary acquired pursuant to Section 8.19(c) not owned by the Company or any Subsidiary having preference as to dividends or upon liquidation, and all rights, options and warrants to acquire any such preference stock.

        "Reference Rate" means, for any day, the higher of: (a) 0.50% per annum above the latest Federal Funds Rate; and (b) the rate of interest in effect for such day as publicly announced from time to time by BofA in San Francisco, California, as its "reference rate." (The "reference rate" is a rate set by BofA based upon various factors, including BofA's costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate.) Any change in the reference rate announced by BofA shall take effect at the opening of business on the day specified in the public announcement of such change.

        "Related Party" means, for purposes of Section 8.23 only, any Person (other than a Subsidiary) (i) which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Company, (ii) which beneficially owns or holds five percent (5%) or more of the equity interest of the Company, or (iii) five percent (5%) or more of the equity interest of which is beneficially owned or held by the Company or a Subsidiary. The term "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

        "Reportable Event" has the meaning given to such term in ERISA.

        "Restricted Investment" means any Investment by the Company or any Subsidiary in any other Person other than:

        (i) marketable obligations issued or guaranteed by the United States of America or by any agency of the United States of America, and maturing not later than twelve (12) months from the date of acquisition thereof;

        (ii) commercial paper which has the highest credit rating by Standard & Poor's Corporation or Moody's Investors Service, Inc., and maturing not later than 270 days from the date of acquisition thereof;

        (iii) (a) negotiable certificates of deposit or bankers' acceptances issued by or drawn on BofA or any Affiliate thereof and which mature not later than twelve (12) months from the date of acquisition thereof and (b) negotiable certificates of deposit or bankers' acceptances which have at least an A rating by Standard & Poor's Corporation or Moody's Investors Service, Inc., are issued by or drawn on a United

States commercial bank (other than BofA or any Affiliate thereof) or trust company which has capital and surplus of at least $150,000,000, and which mature not later than twelve (12) months from the date of acquisition thereof;

              (iv) any Investment in any Subsidiary or in any corporation which by reason thereof will become a Subsidiary; and

              (v) variable rate demand municipal securities rated AAA by Standard & Poor's Corporation or Aaa by Moody's Investors Service, Inc., provided, however, that such securities must be redeemable at par upon thirty (30) days or less notice.

        "Subsidiary" means any corporation, voluntary association, joint stock company, voting trust or similar organization of which the Company and its other Subsidiaries own directly or indirectly more than 50% of the shares of stock having general voting power under ordinary circumstances to elect a majority of the board of directors, managers, trustees or others performing similar functions.

        "Taxes" with respect to any Person means taxes, assessments or other governmental charges or levies imposed upon such Person, its income or any of its properties, franchises or assets.

        "Termination Date" means February 28, 2002, or such earlier date as may be fixed by the Company on at least ten (10) Banking Days' written notice to the Agent.

  "Total Capitalization" means, as of any particular time, the sum of (i) Consolidated Net Worth and (ii) Consolidated Funded Indebtedness.

        "Total Debt to Capitalization Ratio" means at any time the ratio of Consolidated Funded Indebtedness to Total Capitalization.

        "Unconsolidated Subsidiary" means any corporation less than a majority of whose outstanding stock having ordinary voting power for the election of the members of the board of directors (or other governing body) of such corporation (other than stock having such power only by reason of the happening of a contingency) shall at the time be owned by the Company and/or one or more Subsidiaries of the Company.

        "Unmatured Event of Default" means an event or condition which with the lapse of time or giving of notice to the Company, or both, would constitute an Event of Default.

               1.2 Financial Terms. Unless otherwise defined or the context otherwise requires, all financial and accounting terms shall be defined under generally accepted accounting principles.

        2. COMMITMENTS OF THE BANKS AND CERTAIN LOAN TERMS.

               2.1 Advances. Subject to the terms and conditions of this Agreement, each Bank, severally but not jointly, agrees to make loans (collectively called the "Advances" and individually called an "Advance") to the Company on any Banking Day, which Advances the Company may repay and reborrow during the period from the date hereof to, but not including, the Termination Date, in such amounts as the Company may from time to time request, but not exceeding in the aggregate at any one time outstanding the amount set forth opposite each Bank's name on the signature pages hereof (or such reduced amount as may be fixed by the Company pursuant to Section 5.3 or such increased amount as may be provided for pursuant to Section 2.7 hereof).

        2.2 Advance Options. Each Advance shall be either a Domestic Advance or a Eurodollar Advance as shall be selected by the Company, except as otherwise provided herein. Any combination of types of Advances may be outstanding at the same time. As to any Eurodollar Advance, each Bank may, if it so elects, fulfill its commitment by causing a foreign branch or affiliate to make or continue such Advance, provided that in such event such Advance shall be deemed for the purposes of this Agreement to have been made by such Bank and the obligation of the Company to repay such Advance shall nevertheless be to such Bank and shall be deemed held by the Bank, to the extent of such Advance, for the account of such branch or affiliate.

        2.3 Borrowing Procedures. The Company shall give the Agent prior telephonic notice (on or before 11:30 a.m., Chicago time, in the case of a same day borrowing), promptly confirmed in writing, of each Domestic Advance and at least three (3) Banking Days' prior telephonic notice (on or before 11:30 a.m., Chicago time, in the case of a notice given three (3) Banking Days prior to the proposed borrowing date), promptly confirmed in writing, of each Eurodollar Advance, in each case specifying the date (which day shall be a Banking Day), amount and type of Advance and, if such Advance is to be a Eurodollar Advance, the initial Interest Period for such Advance and the Agent shall promptly advise each Bank thereof. Not later than 12:30 p.m., Chicago time, on the date of a proposed borrowing, each Bank shall provide the Agent at its principal office in Chicago with immediately available funds covering such Bank's ratable share of the borrowing and the Agent shall pay over such funds to the Company upon the Agent's receipt of the documents required under Sections 9 and 10 with respect to such Advance. Each borrowing of Advances shall be in aggregate principal amount of $500,000 or a higher integral multiple of $100,000.

        2.4  Continuation and/or Conversion of Advances.  The Company may elect
(a) to continue any outstanding Eurodollar Advance from the current Interest Period of such Advance into a subsequent Interest Period to begin on the last day of such current Interest Period, or (b) to convert any outstanding Domestic Advance into a Eurodollar Advance or, on the last day of the current Interest Period, vice versa, by giving (i) at least three (3) Banking Days' prior telephonic notice (on or before 11:30 a.m., Chicago time, in the case of a notice given three (3) Banking Days prior to the proposed continuation or conversion date), promptly confirmed in writing, to the Agent (which shall promptly advise each Bank) if the Advance, after such conversion, is to be a Domestic Advance, in each case specifying the date, amount and the Interest Period, if applicable. Absent notice of continuation or conversion, each Eurodollar Advance shall automatically convert into a Domestic Advance on the last day of the current Interest Period for such Advance, unless paid in full on such last day. No Domestic Advance shall be converted into a Eurodollar Advance and no Eurodollar Advance shall be continued less than seven
(7) days before the Termination Date or at any time that an Event of Default or an Unmatured Event of Default shall exist. Each conversion or continuation of Advances shall be in an aggregate principal amount of $500,000 or a higher integral multiple of $100,000.

          2.5 Funding Losses. The Company will indemnify each Bank upon demand against any loss or expense which such Bank may sustain or incur (including, without limitation, any loss or expense sustained or incurred in obtaining, liquidating or employing deposits or other funds acquired to effect, fund or maintain any Advance) as a consequence of any failure of the Company to borrow, continue or convert a Eurodollar Advance on the date specified therefor in a notice thereof.

          2.6 Capital Adequacy. If any Bank shall reasonably determine that the application or adoption of any law, rule, regulation, directive, interpretation, treaty or guideline regarding capital adequacy, or any change therein or in the interpretation or administration thereof, whether or not having the force of law increases the amount of capital required or expected to be maintained by such Bank or any Person controlling such Bank, and such increase is based upon the existence of such Bank's obligations hereunder and other commitments of this type, then from time to time, within ten (10) days after demand from such Bank, the Company shall pay to such Bank such amount or amounts as will compensate such Bank or such controlling Person, as the case may be, for such increased capital requirement. The determination of any amount to be paid by the Company under this Section 2.6 shall take into consideration the policies of such Bank or any Person controlling such Bank with respect to capital adequacy and shall be based upon any reasonable averaging, attribution and allocation methods. A certificate of such Bank setting forth the amount or amounts as shall be necessary to compensate such Bank as specified in this Section 2.6 shall be delivered to the Company and shall be conclusive in the absence of manifest error.

          SECTION 2.7 Increase of Commitments. The Company may from time to time, by notice to the Agent (which shall promptly deliver a copy to each of the Banks), request that the aggregate Commitments be increased by an amount that will not result in the aggregate Commitments under this Agreement exceeding $100,000,000. Each such notice shall set forth the requested amount of the increase in the aggregate Commitments and the date on which such increase is to become effective (which shall be not fewer than 20 days after the date of such notice), and shall offer each Bank the opportunity to increase its Commitment by its pro rata share of such requested increase in the aggregate Commitments. Each Bank shall, by notice to the Company and the Agent given not more than 10 Banking Days after the date of the Company's notice, either agree to increase its Commitment by all or a portion of the offered amount or decline to increase its Commitment (and any Bank that does not deliver such a notice within such period of 10 Banking Days shall be deemed to have declined to increase its Commitment). In the event that, on the 10th Banking Day after the Company shall have delivered a notice pursuant to the first sentence of this paragraph, the Banks shall have agreed pursuant to the preceding sentence to increase their Commitments by an aggregate amount less than the increase in the aggregate Commitments requested by the Company, the Company shall have the right, but not the obligation, to arrange for one or more commercial banks or other financial institutions (any such bank or other financial institution being called an "Augmenting Bank"), which may include any Bank, to extend Commitments or increase their existing Commitments in an aggregate amount up to, but not greater than, the unsubscribed amount, provided that each Augmenting Bank, if not already a Bank hereunder, (i) shall extend a new Commitment of not less than $5,000,000 and
(ii) shall execute all such documentation as the Agent shall specify to evidence its status as a Bank hereunder. If (and only if) Banks (including Augmenting Banks) shall have agreed to increase their aggregate Commitments or to extend new Commitments in an aggregate amount not less than $5,000,000 in the aggregate, such increases and such Commitments shall become effective on the date specified in the notice delivered by the Company pursuant to the first sentence of this paragraph. Notwithstanding the foregoing, no increase in the aggregate Commitments (or in the Commitment of any Bank) shall become effective under this paragraph unless, on the date of such increase, the conditions set forth in Section 9 shall be satisfied (with all references in such Section to an Advance being deemed to be references to such increase), the Agent shall have received a certificate to that effect dated such date and executed by the chief financial officer of the Company, any Augmenting Bank
(not already a Bank) shall be satisfactory to the Agent in its reasonable discretion and any increase in the aggregate Commitments requested after May
31, 1997 or any increase causing the aggregate Commitments to exceed
$85,000,000 shall have been agreed to by the Majority Banks.

     Upon the effectiveness of any increase pursuant to this Section 2.7 of the aggregate Commitments and any resulting adjustment in any Bank's pro rata share, the Banks and the Augmenting Banks will purchase from each other and sell to each other outstanding Advances sufficient to cause the Advances of each Bank and Augmenting Bank to equal its pro rata share (as so adjusted) of the aggregate outstanding Advances. Such purchase and sale shall be made pursuant to Section 14.11 except that no minimum amount shall be required, no processing fee shall be charged and, if any Bank shall suffer a loss or incur an expense as a result of the effectiveness of such purchase or sale being during an Interest

Period, the Company shall reimburse such Bank the amount of such loss or expense. Each such Bank shall furnish the Company with a certificate setting forth the basis for determining the amount to be paid to it hereunder.

     3. NOTES EVIDENCING BORROWINGS. The Advances shall be evidenced by the Company's promissory notes (the "Notes") in the form set forth as Exhibit A hereto, with appropriate insertions, each of which shall be dated the date of this Agreement, made payable to the order of the Bank making the Advance and each of which shall mature on the Termination Date. All Advances made by the Banks to the Company pursuant to this Agreement and all payments of principal shall be evidenced by each Bank in its records, or, at such Bank's option, on the schedule attached to its respective Note, which records or schedule shall be rebuttable presumptive evidence of the subject matter thereof.

     4.   INTEREST AND FEES.

          4.1  Interest.

          (a) Domestic Advances. The unpaid principal of the Domestic Advances shall bear interest prior to maturity at a rate per annum equal to the Reference Rate in effect from time to time. Interest on Domestic Advances prior to maturity shall be payable on each Payment Date and at maturity.

          (b) Eurodollar Advances. The unpaid principal of the Eurodollar Advances shall bear interest prior to maturity at a rate per annum equal to the Interbank Rate (Reserve Adjusted) in effect for each Interest Period plus the Margin. Interest on Eurodollar Advances prior to maturity shall be payable on each Payment Date.

          (c) Interest After Maturity. The Company shall pay to the Banks interest on any amount of principal of any Advance which is not paid when due, whether at the Termination Date, by acceleration or otherwise, accruing from and including the date such amount shall have become due to (but not including) the date of payment thereof in full at the rate per annum which is equal to the greater of (i) one percent (1%) in excess of the rate applicable to the unpaid amount immediately before it became due, or (ii) one percent (1%) in excess of the Reference Rate from time to time in effect. Interest after maturity shall be payable on demand.

          4.2 Facility Fee. The Company agrees to pay to the Agent, for the ratable benefit of the Banks, a facility fee at a rate per annum equal to the Facility Fee Rate on the daily average amount of the Credit (whether used or unused). Such facility fee shall be payable in arrears on (i) the first day of each January, April, July and October and (ii) on the Termination Date or, if earlier, the date the Credit terminates for any period then ending for which such facility fee shall not have been theretofore paid. For purposes of this
Section 4.2, "Facility Fee Rate" means the rate per annum set forth in the schedule below opposite the applicable Total Debt to Capitalization Ratio:

=================================================================
  Total Debt to Capitalization              Facility Fee Rate
  Ratio                                     -------------------
  -----------------
-----------------------------------------------------------------
  Less than or equal to .30 to 1                 0.125%
-----------------------------------------------------------------
  Less than or equal to .40 to 1 but              0.15%
  greater than .30 to 1
-----------------------------------------------------------------
  Less than or equal to .50 to 1 but              0.20%
  greater than .40 to 1
=================================================================
  Greater than .50 to 1                          0.225%
=================================================================


         The Facility Fee Rate shall be 0.20% commencing on the date of the effectiveness of this Agreement and thereafter shall be adjusted 60 days or, in the case of the last fiscal quarter of any fiscal year, 90 days after the end of each fiscal quarter (beginning with the fiscal quarter ended March 31, 1997) based on the Total Debt to Capitalization Ratio as of the last day of such fiscal quarter; it being understood that (a) if the Company fails to deliver the financial statements required by Section 8.1(a) or (b) by the 60th (or, if applicable, the 90th) day after any fiscal quarter, the Facility Fee Rate shall be 0.225% until such statements are delivered; and (b) no decrease in the Facility Fee Rate shall be effected on any date on which an Event of Default exists (but shall be delayed until the first date on which no Event of Default exists). Any change in the Facility Fee Rate shall be immediately effective for computation of the facility fee.

          4.3 Agency and Arrangement Fees. The Company agrees to pay BofA for its own account as Agent and for the account of the

Arranger such fees as shall have been mutually agreed upon between the Company, BofA and the Arranger.

          4.4 Method of Calculating Interest and Fees. Interest on each Domestic Advance shall be computed on the basis of a year consisting of 365 days and paid for actual days elapsed. All other computations of interest and fees shall be computed on the basis of a year consisting of 360 days and paid for actual days elapsed. Interest and fees shall accrue for the period during which interest or fees are computed from and including the first day thereof to but excluding the last day thereof.

     5.    PAYMENTS, PREPAYMENTS, REDUCTION OR TERMINATION OF THE CREDIT AND
SETOFF.

          5.1 Place of Payment. All payments hereunder (including payments with respect to the Notes) shall be made without set-off or counterclaim and shall be made in immediately available funds by the Company to the Agent for the respective accounts of the Banks, in accordance with the amount owed to each Bank. All such payments shall be made to the Agent, prior to 12:30 p.m., Chicago time, on the date due at the Agent's office at Agency Administrative Services #5596, 1455 Market Street, 12th Floor, San Francisco, California
94103, Account No. 12336-14460, Re: Michael Foods, Inc., or at such other place as may be designated by the Agent to the Company in writing. The Agent shall promptly remit in immediately available funds to each Bank its share of all payments of principal, interest and fees received by the Agent for the account of such Bank. Any payments received after 12:30 p.m.,

Chicago time, shall be deemed received on the next Banking Day. Subject to the definition of "Interest Period", whenever any payment to be made hereunder or under any Note shall be stated to be due on a date other than a Banking Day, such payment may be made on the next succeeding Banking Day, and such extension of time shall be included in the computation of payment of interest or any fees.


          5.2 Prepayments. The Company may from time to time, upon prior telephonic notice (on or before 11:30 a.m., Chicago time, in the case of a same day prepayment) (to be confirmed in writing promptly thereafter) received by the Agent (which shall promptly advise each Bank thereof), prepay the principal of the Domestic Advances in whole or in part without penalty or premium and may prepay the principal of the Eurodollar Advances on the last day of any Interest Period with respect to such Eurodollar Advances without penalty or premium, except as provided in Section 6.4; provided, however, any partial prepayment of principal shall be in a minimum amount of $500,000 or a higher integral multiple of $100,000.


          5.3 Reduction or Termination of the Credit. The Company may from time to time, upon at least five (5) Banking Days' prior written notice received by the Agent (which shall promptly advise each Bank thereof), permanently reduce the amount of the Credit (such reduction to be made among the Banks according to their respective pro rata share of the Credit), but only upon payment of the outstanding principal of the Notes in excess of the then reduced amount of the Credit, plus accrued interest to the date of such payment on the principal amount being repaid; provided, however, that any reduction of the Credit which would require payment of a Eurodollar Advance may be made only on the last day of the relevant Interest Period for such Eurodollar Advance.
Any such reduction shall be in a minimum amount of $1,000,000 or in an integral multiple of $1,000,000. The Company may at any time on like notice terminate the Credit upon payment in full of the outstanding Notes and other liabilities of the Company hereunder.

          5.4 Setoff. In addition to and not in limitation of all rights of offset that any Bank or other holder of any Note may have under applicable law, each Bank or other holder of any Note shall, upon the occurrence of any Event of Default described in Section 11.1 or any Unmatured Event of Default described in
Section 11.1(c), have the right to appropriate and apply to the payment of each Note any and all balances, credits, deposits, accounts or moneys of the Company then or thereafter with such Bank or other holder.

          5.5 Proration of Payments. If any Bank or other holder of a Note shall obtain any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of principal of or interest on any Note in excess of its pro rata share of payments and other recoveries obtained by all Banks or other holders on account of principal of and interest on Notes then held by them, such Bank or other holder shall purchase from the other Banks or holders such participation in the Notes held by them as shall be necessary to cause such purchasing Bank or other holder to share the excess payment or other recovery ratably with each of them; provided, however, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing holder, the purchase shall be rescinded and the purchase price restored to the extent of such recovery, but without interest. The Company agrees that the Bank so purchasing a participation from the other Banks under this Section 5.5 may exercise all its rights of payment, including the right of set-off, with respect to such participation as fully as if such Bank were the direct creditor of the Company in the amount of such participation.

     6.   ADDITIONAL PROVISIONS RELATING TO EURODOLLAR ADVANCES.

          6.1 Increased Cost. If, as a result of any law, regulation, treaty or directive, or any change therein, or in the interpretation or application thereof or compliance by any Bank with any request or directive (whether or not having the force of law) from any court, central bank, governmental authority, agency or instrumentality or comparable agency:

         (i) any tax, duty or other charge with respect to any Eurodollar Advance, the Note of any Bank or any Bank's obligation to make any Eurodollar Advance is imposed, modified or deemed applicable, or the basis of taxation of payments to any Bank of the principal of or interest on any Eurodollar Advance (other than taxes imposed on the overall net income of such Bank by the jurisdiction in which such Bank has its principal office) is changed;
         (ii) any reserve, special deposit, special assessment or similar requirements against assets of, deposits with or for the account of, or credit extended by, any Bank are imposed, modified or deemed applicable; or

        (iii) any other condition affecting this Agreement or the Eurodollar Advances is imposed on any Bank or the interbank eurodollar market;

and such Bank determines that, by reason thereof, the cost to such Bank of making or maintaining any of the Eurodollar Advances is increased, or the amount of any sum receivable by such Bank hereunder in respect of any of the Eurodollar Advances is reduced;

then, the Company shall pay to any such affected Bank upon demand such additional amount or amounts as will compensate such Bank for such additional cost or reduction (provided such amount has not been compensated for in the calculation of the Eurocurrency Reserve Percentage). Determinations by such Bank for purposes of this section of the additional amounts required to compensate such Bank in respect of the foregoing shall be conclusive, absent manifest error. In determining such amounts, the affected Bank may use any reasonable averaging, attribution and allocation methods.

          6.2 Eurodollar Deposits Unavailable or Interest Rate Unascertainable. If the Company has any Eurodollar Advance outstanding, or has notified the Agent of its intention to borrow a Eurodollar Advance as provided herein, then in the event that prior to any Interest Period any Bank shall have determined (which determination shall be conclusive and binding on the parties hereto) that deposits of the necessary amount for the relevant Interest Period are not available to such Bank in the interbank eurodollar market or that, by reason of circumstances affecting such market, adequate and reasonable means do not exist for ascertaining the Interbank Rate applicable to such period or term, as the case may be, the affected Bank shall promptly give notice of such determination to the Company, the Agent and the other Bank, and (i) any notice of new Eurodollar Advances previously given by the Company and not yet borrowed or converted shall be deemed a notice to make a Domestic Advance, to the extent of the affected
Bank's ratable share of the proposed Eurodollar Advance, and (ii) the Company shall be obligated either to prepay or to convert any outstanding Eurodollar Advances to Domestic Advances on the last day of the then current Interest Period with respect thereof for the affected Bank's ratable share of the outstanding Eurodollar Advance.

          6.3 Changes in Law Rendering Eurodollar Advances Unlawful. If at any time due to any new law, rule, regulation, treaty or directive, or any change therein or in the interpretation or administration thereof by any court, central bank, governmental authority, agency or instrumentality or comparable agency charged with the interpretation or administration thereof, or for any other reason arising subsequent to the date hereof, it shall become unlawful for any Bank to make or fund any Eurodollar Advance which it is committed to make hereunder, the obligation of such Bank to provide Eurodollar Advances shall, upon the happening of such event, forthwith be suspended for the duration of such illegality. If any such event shall make it unlawful for any Bank to continue Eurodollar Advances previously made by it hereunder, such Bank shall, upon the happening of such event, notify the Agent, the Company and the other Bank thereof in writing stating the reasons therefor, and the Company shall, on the earlier of (i) the last day of the then current Interest Period with respect thereto or (ii) if required by such law, rule, regulation, treaty, directive or interpretation, on such date as shall be specified in such notice, either convert such unlawful Eurodollar Advances to Domestic Advances or prepay all such Eurodollar Advances, without any penalty or premium whatsoever (except as provided in Section 6.4), to such Bank in full.

          6.4 Indemnity. The Company will indemnify each Bank against any loss or expense which such Bank may sustain due to any payment, prepayment or conversion of any Eurodollar Advance on a date other than the last day of the Interest Period for such Advance.

     7. WARRANTIES. To induce the Banks to grant the Credit and to make the Advances, the Company warrants that:

          7.1 Existence. The Company and all of its Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of the states of their respective incorporation. The Company and all of its Subsidiaries are in good standing and are duly qualified to do business in each state where, because of the nature of their respective activities or properties, such qualification is required.

          7.2 Authorization. The Company is duly authorized to execute and deliver this Agreement and the Notes and is and will continue to be duly authorized to borrow monies hereunder and to perform its obligations under this Agreement and the Notes. The execution, delivery and performance by the Company of this Agreement and the Notes and the borrowings hereunder do not and will not require any consent or approval of any governmental agency or authority.

          7.3 No Conflicts. The execution, delivery and performance by the Company of this Agreement and the Notes do not and will not conflict with (i) any provision of law, (ii) the charter or by-laws of the Company, (iii) any agreement binding upon the Company, or (iv) any court or administrative order or decree applicable to the Company, and do not and will not require, or result in, the creation or imposition of any Lien on any asset of the Company or any of its Subsidiaries.

          7.4 Validity and Binding Effect. This Agreement is, and each of the Notes when duly executed and delivered will be, a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies.

          7.5 No Default. Except as may have been waived in writing, neither the Company nor any of its Subsidiaries is in default under any agreement or instrument to which the Company or any Subsidiary is a party or by which any of their respective properties or assets is bound or affected, which default might materially and adversely affect the financial condition or operations of the Company and its Subsidiaries taken as a whole.

          7.6 Financial Statements. (a) The Company's audited consolidated financial statements as at December 31, 1995 and the Company's unaudited consolidated financial statements as at September 30, 1996, copies of which have been furnished to the Banks, have been prepared in conformity with generally accepted accounting principles applied on a basis consistent with that of the preceding fiscal year and present fairly the financial condition of the Company and its Subsidiaries as at such dates and the results of their operations for the periods then ended. Since September 30, 1996, there has been no material adverse change in the financial condition of the Company and its Subsidiaries taken as a whole.

     (b) To the best of the Company's knowledge, the audited consolidated financial statements of the Papetti Companies as at December 31, 1995 and the unaudited consolidated financial statements of Papetti Companies as at September 30, 1996, included in the pro forma financial statements of the Company, copies of which have been furnished to the Banks, have been prepared in conformity with generally accepted accounting principles applied on a basis consistent with that of the preceding fiscal year and present fairly the financial condition of the Papetti Companies as at such dates and the results of their operations for the periods then ended. To the best of the Company's knowledge, since December 31, 1995, there has been no material adverse change in the financial condition of the Papetti Companies taken as a whole.

          7.7 Litigation. No claims, litigation, arbitration proceedings or governmental proceedings are pending or, to the knowledge of the Company, threatened against or are affecting the Company or any of its Subsidiaries, the results of which might materially and adversely affect the financial condition or operations of the Company and its Subsidiaries taken as a whole, except those referred to in the schedule attached hereto as Exhibit B. Other than any liability incident to such claims, litigation or proceedings or provided for or disclosed in the financial statements referred to in Section 7.6 neither the Company nor any of its Subsidiaries has any known contingent liabilities which are material to the Company and its Subsidiaries taken as a whole.

          7.8 Liens. None of the property, revenues or assets of the Company or any of its Subsidiaries is subject to any Lien, except:

          (a) Liens for current Taxes not delinquent or Taxes being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by generally accepted accounting principles are being maintained;

               (b) carriers', warehousemen's, mechanics', materialmen's and other like statutory Liens arising in the ordinary course of business securing obligations which are not overdue for a period of more than thirty (30) days or which are being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by generally accepted accounting principles are being maintained;

               (c) pledges or deposits in connection with workers' compensation, unemployment insurance and other social security legislation;

               (d) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, and other obligations of a like nature incurred in the ordinary course of business;

               (e) Liens disclosed in the financial statements referred to in Section 7.6; and

               (f)      Liens listed on Exhibit C.
               7.9 Subsidiaries. The Company has no Subsidiaries except as listed on Exhibit D. The Company and its Subsidiaries own 100% of the stock of their Subsidiaries, except any required directors' qualifying shares.

               7.10 Purpose. The proceeds of the Advances will be used by the Company for general working capital purposes.

          7.11 Regulation U. The Company is not engaged in the business of purchasing or selling "margin stock," as such term is defined in Regulation U of the Federal Reserve Board, or extending credit to others for the purpose of purchasing or carrying margin stock, and no part of the proceeds of any Advance will be used to purchase or carry any margin stock or for any other purpose which would violate any of the margin regulations of the Federal Reserve Board.

          7.12 Compliance. The Company and all of its Subsidiaries are, to the best of the Company's knowledge, in material compliance with all statutes and governmental rules and regulations applicable to them.

          7.13 Pension and Welfare Plans. Each Plan complies in all material respects with all applicable statutes and governmental rules and regulations, and (i) no Reportable Event has occurred and is continuing with respect to any Plan, (ii) neither the Company nor any ERISA Affiliate has withdrawn from any Plan or instituted steps to do so, and (iii) no steps have been instituted to terminate any Plan. No condition exists or event or transaction has occurred in connection with any Plan which could result in the incurrence by the Company or any ERISA Affiliate of any material liability, fine or penalty. Neither the Company nor any ERISA Affiliate is a member of, or contributes to, any multiple employer Plan as described in section 4064 of ERISA. Neither the Company nor any of its Subsidiaries has any contingent liability with respect to any post-retirement "welfare benefit plans," as such term is defined in ERISA, except as listed on Exhibit E.

          7.14 Taxes. Each of the Company and its Subsidiaries has filed all tax returns which are required to have been filed and has paid, or made adequate provisions for the payment of, all of its Taxes which are due and payable, except such Taxes, if any, as are being contested in good faith and by appropriate proceedings and as to which such reserves or other appropriate provisions as may be required by generally accepted accounting principles have been maintained. The Company is not aware of any proposed assessment against the Company or any of its Subsidiaries for additional Taxes (or any basis for any such assessment) which might be material to the Company and its Subsidiaries taken as a whole.

          7.15 Investment Company Act Representation. The Company is not an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

          7.16 Licenses. The Company and its Subsidiaries possess all trademarks, trade names, copyrights, patents, governmental licenses, franchises, certificates, consents, permits and approvals necessary to enable them to carry on their business in all material respects as now conducted and to own and operate the properties material to their business as now owned and operated, without known conflict with the rights of others. All such trademarks, trade names, copyrights, patents, licenses, franchises, certificates, consents, permits and approvals which are material to the Company and its Subsidiaries taken as a whole are valid and subsisting.

          7.17 No Burdensome Provisions. Neither the Company nor any Subsidiary is a party to any agreement or instrument or subject to any charter or other corporate restriction or statute or any judgment, order, writ, injunction, decree, award, rule or regulation which materially and adversely affects or in the future may (so far as the Company can now foresee) materially and adversely affect the business, operations, properties, prospects, assets or condition, financial or other, of the Company and its Subsidiaries taken as a whole.

          7.18 Trading with the Enemy Act, etc. Neither this Agreement nor any of the transactions contemplated hereby is in violation of any of the foreign asset control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any ruling issued thereunder or any enabling legislation or Presidential Executive Order in connection therewith.

          7.19 Environmental Matters. To the best of the Company's knowledge, the Company and its Subsidiaries have complied in all material respects with all federal, state, local and other statutes, ordinances, orders, judgments, rulings and regulations relating to environmental pollution or to environmental regulation or control and neither the Company nor any Subsidiary has received notice of any failure to comply which alone or together with any other such failure could result in a material and adverse effect on the business, operations, properties, prospects, assets or condition, financial or other, of the Company and its Subsidiaries, taken as a whole. To the best of the Company's knowledge, the Company's and its Subsidiaries' plants do not manage any hazardous wastes, hazardous substances, hazardous materials, toxic substances or toxic pollutants, as those terms are used in the Resource Conservation and Recovery Act, the Comprehensive Environmental Response Compensation and Liability Act, the Hazardous Materials Transportation Act, the Toxic Substance Control Act, the Clean Air Act or the Clean Water Act, in violation of any regulation promulgated thereunder or in any other applicable law where such violation would result, individually or together with other violations, in a material and adverse effect on the business, operations, properties, prospects, assets or condition, financial or other, of the Company and its Subsidiaries, taken as a whole.

          7.20 Disclosure. Neither this Agreement, nor any of the Exhibits hereto, nor any certificate or other data furnished to the Banks in writing by or on behalf of the Company in connection with the transactions contemplated by this Agreement, when taken as a whole, contains any untrue statement of a material fact or omits a material fact necessary to make the statements contained herein or therein not misleading. There is no fact now known to the Company which materially and adversely affects or in the future may (so far as the Company can now reasonably foresee) materially and adversely affect the business, operations, properties, prospects, assets or condition, financial or other, of the Company and its Subsidiaries, taken as a whole, which has not been disclosed to the Banks.

          7.21 Governmental Action. No action of, or filing with, any governmental or public body or authority is required to authorize, or is otherwise required in connection with, the execution, delivery and performance of the Agreements or the Notes by the Companies.

          7.22 Compliance with Other Instruments. Except as may have been waived in writing, neither the Company nor any Subsidiary is in default in the performance, observance or fulfillment of any of the material obligations, covenants or conditions contained in any bond, debenture, note or other evidence of indebtedness of the Company or any Subsidiary or contained in any instrument under or pursuant to which any thereof has been issued or made and delivered, the effect of which would materially and adversely affect the business, operations, properties, prospects, assets or condition, financial or other, of the Company and its Subsidiaries, taken as a whole. No consent of the stockholders of the Company is required for the execution, delivery and performance of this Agreement or the Notes by the Company.

         8. COMPANY'S COVENANTS. From the date of this Agreement and thereafter until the expiration or termination of the Credit and until the Notes and other liabilities of the Company hereunder are paid in full, the Company agrees that, unless the Majority Banks shall otherwise expressly consent in writing, it will:

          8.1 Financial Statements and Other Reports. Furnish to each Bank and to the Agent:

          (a) Quarterly Financial Statements. As soon as practicable, and in any event within sixty (60) days after the end of each quarterly period (other than the last quarterly period) in each fiscal year of the Company, the consolidated statement of income of the Company and its Subsidiaries for such period and for that part of the fiscal year ended with such quarterly period and the consolidated statement of cash flows of the Company and its Subsidiaries for that part of the fiscal year ended with such quarterly period and the consolidated balance sheet of the Company and its Subsidiaries as at the end of such period, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the preceding fiscal year (or in the case of the consolidated balance sheet, as of the end of the then most recent fiscal year) all in reasonable detail, prepared in conformity with generally accepted accounting principles applied on a basis consistent with that of the previous year (except as otherwise stated therein or in the notes thereto and except that footnotes shall not be required) and certified by the chief financial officer of the Company as presenting fairly the financial condition and results of operations of the Company and its Subsidiaries as at the end of and for the fiscal periods to which they relate, subject to the Company's year end adjustments;

          (b) Annual Audited Statements. As soon as practicable, and in any event within ninety (90) days after the end of each fiscal year, the consolidated balance sheet and related consolidated statements of income, stockholders' equity and cash flows of the Company and its Subsidiaries as at the end of and for such fiscal year, setting forth in each case in comparative form the corresponding figures of the previous fiscal year, all in reasonable detail, prepared in conformity with generally accepted accounting principles applied on a basis consistent with that of the previous year (except as otherwise stated therein or in the notes thereto) and certified by the chief financial officer of the Company as presenting fairly the financial condition, results of operations and cash flows of the Company and its Subsidiaries as at the end of and for the fiscal year to which such financial statements relate, and accompanied by a report or opinion of independent certified public accountants of recognized national standing selected by the Company stating that such financial statements present fairly the consolidated financial condition, results of operations and cash flows of the Company and its Subsidiaries in accordance with generally accepted accounting principles consistently applied (except for changes with which such accountants concur) and that the examination of such accountants in connection with such financial statements has been made in accordance with generally accepted auditing standards;

          (c) Accountants' Statements. Concurrently with the financial statements delivered pursuant to Section 8.1(b), the written statement of said accountants that in making the examination necessary for their report or opinion on said financial statements they have obtained no knowledge of any Event of Default or Unmatured Event of Default or, if such accountants shall have obtained knowledge of any such Event of Default or Unmatured Event of Default, they shall disclose in such statement the Event of Default or Unmatured Event of Default and the nature and status thereof, but such accountants shall not be liable, directly or indirectly, to anyone for any failure to obtain knowledge of any such Event of Default or Unmatured Event of Default;

          (d) Officer's Certificates. Concurrently with the financial statements delivered pursuant to Sections 8.1(a) and 8.1(b), a certificate of the chief financial officer of the Company (1) stating that a review of the activities of the Company and its Subsidiaries during such fiscal quarter or fiscal year, as appropriate, has been made under his supervision to determine whether the Company has fulfilled all of its obligations under this Agreement and the Notes, (2) stating that, to the best of his knowledge, there exists no Event of Default or Unmatured Event of Default, or, if any such Event of Default or Unmatured Event of Default exists, specifying such Event of Default or Unmatured Event of Default and the nature and status thereof and (3) (i) in the case of a financial statement delivered pursuant to Section 8.1(a), containing a computation of, and showing compliance with, Sections 8.14 and 8.15 and
     (ii) in the case of a financial statement delivered pursuant to Section 8.1(b), containing a computation of, and showing compliance with, each of the financial ratios and restrictions contained in this Section 8;

          (e) SEC and Other Reports. Copies of each filing and report made by the Company or any Subsidiary with or to any securities exchange or the Securities and Exchange Commission and of each communication from the Company or any Subsidiary to shareholders generally, promptly upon the filing or making thereof;

          (f) Report of Change in Subsidiaries. Promptly from time to time, a written report of any change in the list of the Company's Subsidiaries set forth on Exhibit D; and

          (g) Requested Information. Promptly from time to time, such other reports or information as the Agent or any Bank may reasonably request.

          8.2 Notices. Notify the Agent in writing of any of the following immediately upon learning of the occurrence thereof, describing the same and, if applicable, the steps being taken by the Person(s) affected with respect thereto:

          (a) Default. The occurrence of an Event of Default or an Unmatured Event of Default;

          (b) Litigation. The institution of any litigation, arbitration proceeding or governmental proceeding which is material to the Company and its Subsidiaries taken as a whole;

          (c) Judgment. The entry of any judgment or decree against the Company or any Subsidiary if the aggregate amount of all judgments and decrees then outstanding against the Company and all Subsidiaries exceeds $250,000 after deducting (i) the amount with respect to which the Company or any Subsidiary is insured and with respect to which the insurer has assumed responsibility in writing and (ii) the amount for which the Company or any Subsidiary is otherwise indemnified if the terms of such indemnification and the Person providing such indemnification are satisfactory to the Majority Banks;

          (d) Pension and Welfare Plans. The occurrence of a Reportable Event with respect to any Plan; the institution of any steps by the Company, any ERISA Affiliate, the PBGC or any other Person to terminate any Plan; the institution of any steps by the Company or any ERISA Affiliate to withdraw from any Plan; or the incurrence of any material increase in the contingent liability of the Company or any Subsidiary with respect to any post-retirement welfare benefits;

          (e) Material Adverse Change. The occurrence of a material adverse change in the business, operations or financial condition of the Company and its Subsidiaries taken as a whole; or

          (f) Other Events. The occurrence of such other events as any Bank may from time to time reasonably specify.

     The Agent will promptly notify each of the Banks of the receipt by the Agent of any notice from the Company pursuant to this Section

          8.3 Existence. Except as otherwise set forth in this Agreement, do all things, and cause each of its Subsidiaries to do all things, necessary to preserve and keep in full force and effect its corporate existence, rights and franchises; provided, however, that nothing in this Section 8.3 shall prevent the abandonment or termination of the corporate existence, rights and franchises of any such Subsidiary if, in the opinion of the Company, such abandonment or termination would not have a material and adverse effect on the business, operations, properties, prospects, assets or condition, financial or other, of the Company and its Subsidiaries taken as a whole; and provided, further, that nothing in this Section 8.3 shall prevent the merger of the Company with NSU Merger Co., pursuant to the terms of the Agreement and Plan of Reorganization, dated as of December 21, 1995 and amended as of September 27, 1996, as more fully described in that certain proxy statement of the Company dated November 26, 1996.

          8.4 Nature of Business. Engage, and cause each Subsidiary to engage, in substantially the same fields of business as it is engaged in on the date hereof.

          8.5 Books, Records and Access. Maintain, and cause each Subsidiary to maintain, complete and accurate books and records in which full and correct entries in conformity with generally accepted accounting principles shall be made of all dealings and transactions in relation to its respective business and activities; permit, and cause each Subsidiary to permit, access by the Agent or any Bank to the books and records of the Company and such Subsidiary during normal business hours; and permit, and cause each Subsidiary to permit, any Bank to make copies of such books and records. All information provided to any Bank that is not of public record will be kept confidential by such Bank except as may be necessary in any litigation involving this Agreement and any Note or as may be required by any applicable regulatory authorities or by any court order or subpoena.

          8.6 Insurance. Maintain, and cause each Subsidiary to maintain, insurance to such extent and against such hazards and liabilities as is commonly maintained by companies similarly situated or as the Majority Banks may reasonably request from time to time; provided that the Company and its Subsidiaries may maintain a system or systems of self-insurance which, in the opinion of the chief financial officer of the Company, will accord with sound practices of corporations maintaining such systems engaged in the same or a similar business similarly situated and under which the Company or such Subsidiaries shall maintain adequate reserves in accordance with sound actuarial and insurance principles and practice.

          8.7 Insurance Reports. Provide to the Agent and the Banks at least annually within ninety (90) days of the end of the

Company's fiscal year, a certificate signed by its chief financial officer that attests to and summarizes the property and casualty insurance program carried by the Company and its Subsidiaries.

          8.8 Repair. Maintain, preserve and keep, and cause each Subsidiary to maintain, preserve and keep, its properties in good repair, working order and condition; and from time to time make, and cause each Subsidiary to make, all necessary and proper repairs, renewals, replacements, additions, betterments and improvements thereto so that at all times the efficiency thereof shall be fully preserved and maintained.

          8.9 Taxes. Pay, and cause each Subsidiary to pay, when due, all of its Taxes, unless and only to the extent that the Company or such Subsidiary, as the case may be, is contesting such Taxes in good faith and by appropriate proceedings and the Company or such Subsidiary has set aside on its books such reserves or other appropriate provisions therefor as may be required by generally accepted accounting principles.

          8.10 Compliance. Use, and cause each of its Subsidiaries to use, its best efforts to comply in all respects with all applicable statutes, rules, regulations and orders of all governmental authorities with respect to the conduct of its businesses and the ownership of properties (including, without limitation, all applicable statutes, regulations, orders and restrictions relating to environmental standards and controls), except to the extent that any of the foregoing are contested in good faith by appropriate proceedings.

          8.11 Pension Plans. Not permit, and not permit any Subsidiary to permit, any condition to exist in connection with any Plan which might constitute grounds for the PBGC to institute proceedings to have such Plan terminated or a trustee appointed to administer such Plan; and not engage in, or permit to exist or occur, or permit any of its Subsidiaries to engage in, or permit to exist or occur, any other condition, event or transaction with respect to any Plan which could result in the incurrence by the Company or any of its Subsidiaries of any material liability, fine or penalty.

          8.12 Indebtedness. Not, and not permit any Subsidiary to, create, assume, incur or otherwise become liable, in each case contingently or otherwise, in respect of any Indebtedness, whether secured or unsecured, other than:

          (a)      in the case of the Company, unsecured Indebtedness;

          (b) in the case of any Subsidiary (other than Old Michael after the effectiveness of the Pending Reorganization and the assignment and assumption set forth in Section 13), (i) unsecured Indebtedness, provided that at the time of the creation, assumption or incurrence thereof and immediately after giving effect thereto, the Company would be in compliance with Section 8.14 hereof and the then outstanding aggregate principal amount of Priority Indebtedness shall not exceed twenty-five percent (25%) of the Consolidated Net Worth of the Company and its Subsidiaries and (ii) Indebtedness owing to the Company or a Subsidiary; and

          (c) in the case of the Company or any Subsidiary (other than Old Michael after the effectiveness of the Pending Reorganization and the assignment and assumption set forth in Section 13), Indebtedness secured by Liens as and to the extent permitted by Section 8.13.

          8.13 Liens. Not, and not permit any Subsidiary to, (i) create, assume, incur or suffer to exist any Lien upon (or, whether by transfer to any Subsidiary or Affiliate or otherwise, subject, or permit any Subsidiary or Affiliate to subject, to the prior payment of any Indebtedness other than that represented by the Notes) any property or assets (real or personal, tangible or intangible) of the Company or any Subsidiary, whether now owned or hereafter acquired, or any income or profits therefrom, or (ii) own or acquire or agree to acquire any property or assets (real or personal, tangible or intangible) subject to or upon any Lien; provided; however, that the foregoing restrictions shall not prevent the Company or any Subsidiary from:

          (a) (i) making pledges or deposits under workmen's compensation laws, unemployment insurance laws or similar legislation or good faith deposits in connection with bids, tenders, contracts (other than for the repayment of money borrowed) or under leases to which the Company or such Subsidiary is a party, (ii) making deposits to secure public or statutory obligations of the Company or such Subsidiary or deposits of cash or obligations of the United States of America to secure surety and appeal bonds to which the Company or such Subsidiary is a party or deposits in lieu of such bonds, (iii) incurring Liens or priorities imposed by law, such as employees' carriers' warehousemen's, mechanics', materialmen's and vendors' liens or priorities, and Liens arising out of judgments or awards against the Company or such Subsidiary with respect to which the Company or such Subsidiary at the time shall be prosecuting an appeal or proceedings for review and with respect to which it shall have secured a stay of execution pending such appeal or proceedings for review or (iv) entering into leases and from incurring landlords' liens on fixtures and movable property located on premises leased in the ordinary course of business so long as the rent secured thereby is not in default and any applicable grace period has not expired;

          (b) creating, incurring or suffering to exist (i) Liens for Taxes or import duties not yet subject to penalties for nonpayment or the nonpayment of which shall be permitted by Section 7.14 or (ii) minor survey exceptions, minor encumbrances, easements or reservations of, or rights of others for, rights of way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real properties, which Liens, exceptions, encumbrances, easements, reservations, rights and restrictions do not, in the opinion of the Company, in the aggregate materially detract from the value of such properties or materially impair their use in the operation of the business of the Company or such Subsidiary;

          (c) suffering to exist the Liens existing on the date hereof securing Indebtedness in an aggregate principal amount outstanding on the date hereof not in excess of $3,000,000 and extensions, renewals or replacements of any such Lien upon the same property theretofore subject thereto without increase in the principal amount of the Indebtedness then secured or evidenced thereby;

          (d) in case of a Subsidiary, creating, incurring, assuming or suffering to exist any Lien solely to secure Indebtedness owing to the Company or a Subsidiary; or

          (e) creating, incurring, assuming or suffering to exist Liens not otherwise permitted by the foregoing clauses (a) through (d), inclusive, of this Section 8.13; provided, however, that at the time of the creation, incurrence or assumption thereof, and immediately after giving effect to the Indebtedness secured or evidenced by any such Lien, (x) the then outstanding aggregate principal amount of Priority Indebtedness shall not exceed twenty-five percent (25%) of Consolidated Net Worth of the Company and its Subsidiaries as of the end of the previous fiscal year of the Company and (y) the Company would be in compliance with Section 8.14 hereof.

          8.14 Maximum Consolidated Total Indebtedness to Capitalization Ratio. Not permit the Total Debt to Capitalization Ratio at any time to exceed .55 to 1.

          8.15 Maintenance of Interest Expense Coverage. Maintain the ratio of Consolidated Net Earnings Available for Fixed Charges to Fixed Charges determined as of the last day of each fiscal quarter ending on or after June 30, 1997 for the Computation Period then ending at not less than 2.0 to 1.

          8.16 Restricted Payments. Not, directly or indirectly, (a) declare or pay any dividend or make any other distribution (whether by reduction of capital or otherwise) on any shares of any class of its capital stock (other than a dividend or distribution payable in shares of common stock of the Company) or (b) purchase, redeem, retire or otherwise acquire, or cause or permit any Subsidiary or Affiliate to purchase, otherwise acquire or make any payment in respect of, any such shares, unless, immediately after giving effect to such action No Event of Default or Unmatured Event of Default shall have occurred and be continuing.

          8.17 Limitation on Disposition of Assets. Subject to Section 8.18, not at any time sell, transfer or otherwise dispose of, other than in the ordinary course of business, all or any part of its assets and properties, for less than the fair market value (as determined in good faith by the Company) of the properties and assets so disposed of if, immediately after giving effect thereto, the aggregate value of all such properties and assets so disposed of (valued at the book value thereof) during the immediately preceding 365 days exceeds twenty percent (20%) of Total Capitalization as of the end of the then most recently ended fiscal year of the Company.

          8.18 Merger, Consolidation, Sale or Lease. Not consolidate with or merge into any Person, or permit any Person to merge into it, or sell, transfer or otherwise dispose of all or substantially all of its properties and assets, unless:

          (a)      the Company shall be the surviving corporation; and

          (b) immediately after giving effect to such transaction, no Event of Default or Unmatured Event of Default shall have occurred and be continuing.

          8.19  Restrictions on Subsidiaries.

          (a)      Not cause, suffer or permit any Subsidiary to:

               (i) issue or dispose of any shares of such Subsidiary's capital stock to any Person other than the Company or a Subsidiary, except to the extent that any such shares are required to qualify directors under any applicable law or required to be issued to other stockholders of such Subsidiary by virtue of their exercise of preemptive rights or as their pro rata share of any stock dividend;

               (ii) sell, assign, pledge, transfer, dispose of, or in any way part with control of, any shares of capital stock of another Subsidiary, or any Indebtedness owing to such Subsidiary from another Subsidiary, to any Person other than the Company or a Subsidiary, except in connection with a transaction which complies with Section 8.19(b); and, in the case of shares of capital stock, to the extent, if any, required to qualify directors of such other Subsidiary under any applicable law; or

               (iii) sell, assign, lease, pledge, transfer or otherwise dispose of any substantial part of such Subsidiary's properties and assets to any Person or consolidate with or merge into any other Person or permit any other Person to merge into it; provided, however, that

               (x) any Subsidiary may sell all or substantially all of its properties and assets for cash in an amount not less than their fair market value (as determined in good faith by the Company) if (1) such Subsidiary does not own any capital stock or any Indebtedness of the Company or any other Subsidiary not simultaneously being disposed of,
          (2) such sale is not prohibited by the provisions of Section 8.17, and
          (3) at the time of such transaction and immediately after giving effect thereto, no Event of Default or Unmatured Event of Default shall have occurred and be continuing; and

               (y) any Subsidiary may sell, lease, transfer or otherwise dispose of all or any part of its properties and assets to, or consolidate with or merge into, the Company (subject to the provisions of Section 8.18) or a Subsidiary.

          (b) Not sell, assign, pledge, transfer, dispose of, or in any way part with control of, any shares of capital stock of any

Subsidiary or any Indebtedness owing from any Subsidiary to the Company, except, in the case of shares of capital stock, to the extent, if any, required to qualify directors of such Subsidiary under any applicable law; provided, however, that all shares of capital stock of all classes, together with all Indebtedness, of any Subsidiary owned by the Company and/or one or more Subsidiaries may be sold if such sale, if deemed a sale of properties and assets by such Subsidiary, would not be prohibited by the provisions of Section 8.19(a)(iii)(x).

          (c) Not, and not cause, suffer or permit any Subsidiary to, acquire, directly or indirectly, any stock of any other corporation which immediately after such acquisition would become a Subsidiary, unless immediately after giving effect to such acquisition:

          (i) no Event of Default or Unmatured Event of Default shall have occurred and be continuing; and

         (ii) the Company could incur at least $1 of additional Indebtedness secured or evidenced by Liens in compliance with the provisions of
     Section 8.13(e).

          8.20 Investments. Not, and not permit any Subsidiary to, make any Restricted Investment if, after giving effect thereto, the Aggregate Amount of all Restricted Investments of the Company and its Subsidiaries exceeds thirty percent (30%) of Consolidated Net Worth as of the end of the Company's most recently completed fiscal year; provided, however, that the Aggregate Amount of all Restricted Investments of the Company and its Subsidiaries in businesses not related to the food industry shall not exceed five percent (5%) of Consolidated Net Worth for such fiscal year.

          8.21 Other Agreements. Not, and not permit any Subsidiary to, enter into any agreement containing any provision which would be violated or breached by the Company's performance of its obligations hereunder or under any instrument or document delivered or to be delivered by the Company hereunder or in connection herewith.

          8.22 Use of Proceeds. Not permit any proceeds of the Advances to be used, either directly or indirectly, for the purpose, whether immediate, incidental or ultimate, of (i) "purchasing or carrying any margin stock" within the meaning of Regulation U of the Federal Reserve Board, as amended from time to time or (ii) acquiring any of the outstanding shares of capital stock of any corporation unless, at the time such proceeds are so used, the Board of Directors (or persons exercising similar functions) of the issuer of the shares to be acquired shall have approved such acquisition and recommended it to its shareholders. The Company will furnish to any Bank, upon its request, a statement in conformity with the requirements of Federal Reserve Form U1 referred to in Regulation U.

          8.23 Transactions with Related Parties. Not, and not permit any Subsidiary to, enter into or be a party to any transaction or arrangement with any Affiliate (except (i) the Pending Reorganization) including, without limitation, the purchase, sale, lease or exchange of property or the rendering of any service, with any Related Party (except those transactions or arrangements existing on the date hereof, including any renewals or extensions thereof), except in the ordinary course of and pursuant to the reasonable requirements of the Company's or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person not a Related Party.

     9. CONDITIONS PRECEDENT TO ALL ADVANCES. The obligation of the Banks to make any Advance is subject to the satisfaction of each of the following conditions precedent:

          9.1 Default. Before and after giving effect to such Advance, no Event of Default or Unmatured Event of Default shall have occurred and be continuing.

          9.2 Warranties. Before and after giving effect to such Advance, the warranties in Section 7 shall be true and correct as though made on the date of such Advance, except for such changes as are specifically permitted hereunder.

          9.3 Certification. The Company shall have delivered to the Agent and each Bank a certificate of the Company's chief financial officer as to the matters set out in Sections 9.1 and 9.2.

     10. CONDITIONS PRECEDENT TO INITIAL ADVANCE. The obligation of the Banks to make the initial Advance hereunder is subject to the satisfaction of the condition precedent, in addition to the applicable conditions precedent set forth in Section 9 above, that the Company shall have delivered to each Bank:

          10.1 Notes. Its duly executed Note, payable to such Bank's order in the amount of such Bank's share of the Credit.

          10.2 Resolutions. A copy, duly certified as of the date of this Agreement by the Company's secretary or vice president - finance, of (a) the resolutions of the Company's Board of Directors authorizing the borrowings hereunder and the execution and delivery of this Agreement and the Notes, (b) all documents evidencing other necessary corporate action and (c) all approvals or consents, if any, with respect to this Agreement and the Notes.

          10.3 Incumbency. A certificate of the Company's secretary or vice president - finance, dated the date of this Agreement, certifying the names of the Company's officers authorized to sign this Agreement, the Notes and all other documents or certificates to be delivered hereunder, together with the true signatures of such officers.

          10.4 Opinion. An opinion of Maun & Simon, PLC counsel to the Company, addressed to the Agent and the Banks and dated the date of this Agreement, in substantially the form of Exhibit F.

          10.5 Note Agreement. A copy, duly certified as of the date of this Agreement by the Company's secretary or vice president - finance, of the duly executed Note Agreement, together with all amendments or modifications thereto, if any, as of the date of such certification.

          10.6 Certificate. A Certificate of the Company, duly executed by the Company's Secretary or Vice President-Finance that: (a) Not less than $125,000,000 of notes shall have been issued pursuant to the Note Agreement on terms and conditions in the form of the Note Agreement delivered to the Banks;

          (b) The Company shall have purchased the Papetti Companies pursuant to an Agreement and Plan of Reorganization dated June 28, 1996, as amended.

          (c) The Revolving Loan Agreement dated as of March 30, 1990 as amended, among the Company, certain banks and Bank of America National Trust and Savings Association, as agent shall have been terminated and all obligations thereunder shall have been paid in full.

          10.7 NSU Resolutions. A copy, duly certified as of the date of this Agreement by NSU's Secretary or Assistant Secretary, of (a) the resolutions of the NSU's Board of Directors authorizing the execution and delivery of this Agreement; (b) all documents evidencing other necessary corporate action of NSU; and (c) all approvals or consents, if any, with respect to Section 13 of this Agreement.

    11.    EVENTS OF DEFAULT AND REMEDIES.

          11.1 Events of Default. Each of the following shall constitute an Event of Default under this Agreement.

          (a)   Non-Payment.  Default, and the continuance thereof for five
(5) days, in the payment of principal of, or interest on, the Note when due, or any fee hereunder.

                 (b) Non-Payment of other Indebtedness. Default in the payment when due (subject to any applicable grace period), whether by acceleration or otherwise, of any other Indebtedness of, or guaranteed by, the Company or any Subsidiary (except any such Indebtedness of any Subsidiary to the Company or to any other Subsidiary) in an amount equal to or greater than $2,500,000 or default in the performance or observance of any obligation or condition with respect to any such other Indebtedness if the effect of such default is to accelerate the maturity of any such Indebtedness or to permit the holder or holders thereof, or any trustee or agent for such holders, to cause such Indebtedness to become due and payable prior to its expressed maturity.

                 (c) Insolvency. The Company or any of its Subsidiaries becomes insolvent or generally fails to pay, or admits in writing its inability to pay, its debts as they mature, or applies for, consents to, or acquiesces in the appointment of a trustee, receiver or other custodian for the Company, such Subsidiary or any other property thereof; or, in the absence of such application, consent or acquiescence, a trustee, receiver or other custodian is appointed for the Company, any of its Subsidiaries or for a substantial part of the property of the Company or any of its Subsidiaries and is not discharged within thirty (30) days; or any bankruptcy, reorganization, debt arrangement, or other proceeding under any bankruptcy or insolvency law, or any dissolution or liquidation proceeding is instituted by or against the Company or any of its Subsidiaries and if instituted against the Company or any of its Subsidiaries is consented to or acquiesced in by the Company or such Subsidiaries or remains for thirty (30) days undismissed; or any warrant of attachment is issued against any substantial portion of the property of the Company or any of its Subsidiaries which is not released within thirty (30) days of service.

          (d) ERISA. The PBGC applies to a United States District Court for the appointment of a trustee to administer any Plan or for a decree adjudicating that any such Plan must be terminated; a trustee is appointed pursuant to ERISA to administer any such Plan; any action is taken to terminate any such Plan or any such Plan is permitted or caused to be terminated if, at the time such action is taken or such termination of any such Plan occurs, the Plan's "vested liabilities", as defined in Section 3(25) of ERISA, exceed the then value of its assets at the time of such termination.

          (e) Agreements. Default in the performance of any of the Company's agreements herein set forth (and not constituting an Event of Default under any of the preceding subsections of this Section 11.1) and continuance of such default for thirty (30) days after the earlier of (i) written notice thereof to the Company from the Agent and (ii) a responsible officer of the Company's obtaining knowledge of the occurrence of such default.

          (f) Warranty. Any warranty made by the Company herein is untrue in any material respect, or any schedule, statement, report, notice, writing or certification furnished by the Company to any Bank is untrue in any material respect on the date as of which the facts set forth are stated or certified.

          (g) Judgments. Any final judgment for the payment of money in excess of $250,000 shall be rendered against the Company or any Subsidiary and the same shall remain undischarged for a period of not less than thirty
     (30) days during which execution shall not be effectively stayed.

          (h) Event Risk Occurrence. Any Event Risk Occurrence shall have occurred.

          (i) Material Adverse Change. The Banks shall have determined in good faith that (i) a material adverse change has occurred in the business, operations or financial condition of the Company or (ii) the prospect of payment or performance of any obligation or agreement of the Company hereunder or under the Notes is materially impaired, and the condition giving rise to such determination (which does not constitute an Event of Default under any of the other subsections of this Section 11.1) continues for at least thirty (30) days after notice to the Company from the Agent.

          11.2 Remedies. If any Event of Default described in Section 11.1 shall be continuing, the Agent, upon request of the Majority Banks, may declare the Credit to be terminated and all Notes to be due and payable, whereupon the Credit shall immediately terminate and any outstanding Note shall become immediately due and payable, all without notice of any kind (except that if an event described in Section 11.1(c) occurs, the Credit shall immediately terminate and any outstanding Note shall become immediately due and payable without declaration or notice of any kind). The Agent shall promptly advise the Company of any such declaration, but failure to do so shall not impair the effect of such declaration.

          12.   THE AGENT

          12.1 Appointment and Authorization. Each Bank hereby irrevocably (subject to Section 12.9) appoints, designates and authorizes the Agent to take such action on its behalf under the provisions of this Agreement and each other document executed in connection with this Agreement (herein, a "Loan Document") and to exercise such powers and perform such duties as are expressly delegated to it by the terms of this Agreement or any other Loan Document, together with such powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties or responsibilities except those expressly set forth herein, nor shall the Agent have or be deemed to have any fiduciary relationship with any Bank, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

          12.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement or any other Loan Document by or through agents, employees or attorneys in fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agent or attorney in fact that it selects with reasonable care.

          12.3 Liability of Agent. None of the Agent Related Persons shall (i) be liable for any action taken or omitted to be taken by any of them under or in connection with this Agreement or any other Loan Document or the transactions contemplated hereby (except for its own gross negligence or willful misconduct), or (ii) be responsible in any manner to any of the Banks for any recital, statement, representation or warranty made by the Company or any Subsidiary or Affiliate of the Company, or any officer thereof, contained in this Agreement or in any other Loan Document, or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, or the validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document, or for any failure of the Company or any other party to any Loan Document to perform its obligations hereunder or thereunder. No Agent Related Person shall be under any obligation to any Bank to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of the Company or any of the Company's Subsidiaries or Affiliates.

          12.4 Reliance by Agent. (a) The Agent shall be entitled to rely, and shall be fully protected in relying, upon any writing, resolution, notice, consent, certificate, affidavit, letter, telegram, facsimile, telex or telephone message, statement or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons, and upon advice and statements of legal counsel

(including counsel to the Company), independent accountants and other experts selected by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Majority Banks as it deems appropriate and, if it so requests, confirmation from the Banks of their obligation to indemnify the Agent against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement or any other Loan Document in accordance with a request or consent of the Majority Banks and such request and any action taken or failure to act pursuant thereto shall be binding upon all of the Banks.

          (b) For purposes of determining compliance with the conditions specified in Section 10, each Bank that has executed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter either sent by the Agent to such Bank for consent, approval, acceptance or satisfaction, or required thereunder to be consented to or approved by or acceptable or satisfactory to the Bank.

          12.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Banks, unless the Agent shall have received written notice from a Bank or the Company referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a "notice of default". The Agent will notify the Banks of its receipt of any such notice. The Agent shall take such action with respect to such Event of Default or Unmatured Event of Default as may be requested by the Majority Banks in accordance with Section 11; provided, however, that unless and until the Agent has received any such request, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Event of Default or Unmatured Event of Default as it shall deem advisable or in the best interest of the Banks.

          12.6 Credit Decision. Each Bank acknowledges that none of the Agent Related Persons has made any representation or warranty to it, and that no act by the Agent hereinafter taken, including any review of the affairs of the Company and its Subsidiaries, shall be deemed to constitute any representation or warranty by any Agent Related Person to any Bank. Each Bank represents to the Agent that it has, independently and without reliance upon any Agent Related Person and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, prospects, operations, property, financial and other condition and creditworthiness of the Company and its Subsidiaries, and all applicable bank regulatory laws relating to the transactions contemplated hereby, and made its own decision to enter into this

Agreement and to extend credit to the Company hereunder. Each Bank also represents that it will, independently and without reliance upon any Agent Related Person and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigations as it deems necessary to inform itself as to the business, prospects, operations, property, financial and other condition and creditworthiness of the Company. Except for notices, reports and other documents expressly herein required to be furnished to the Banks by the Agent, the Agent shall not have any duty or responsibility to provide any Bank with any credit or other information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of the Company which may come into the possession of any of the Agent Related Persons.

          12.7 Indemnification. Whether or not the transactions contemplated hereby are consummated, the Banks shall indemnify upon demand the Agent Related Persons (to the extent not reimbursed by or on behalf of the Company and without limiting the obligation of the Company to do so), pro rata, from and against any and all Indemnified Liabilities; provided, however, that no Bank shall be liable for the payment to the Agent Related Persons of any portion of such Indemnified Liabilities resulting solely from such Person's gross negligence or willful misconduct. Without limitation of the foregoing, each Bank shall reimburse the Agent upon demand for its ratable share of any costs or out of pocket expenses (including reasonable fees of attorneys for the Agent (including the allocable costs of internal legal services and all disbursements of internal counsel)) incurred by the Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, any other Loan Document, or any document contemplated by or referred to herein, to the extent that the Agent is not reimbursed for such expenses by or on behalf of the Company. The undertaking in this Section shall survive the expiration or termination of the Credit and payment of the Notes and other liabilities of the Company hereunder and the resignation or replacement of the Agent.

          For the purposes of this Section 12.7, "Indemnified Liabilities" shall mean: "any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including reasonable fees of attorneys for the Agent (including the allocable costs of internal legal services and all disbursements of internal counsel)) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Advances and the termination, resignation or replacement of the Agent or replacement of any Bank) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state or foreign law, including the Bankruptcy Code or appellate proceeding) related to or arising out of this Agreement or the Advances or the use of the proceeds thereof, whether or not any Agent-Related Person, any Bank or any of their respective officers, directors, employees, counsel, agents or attorneys-in-fact is a party thereto."

          12.8 Agent in Individual Capacity. BofA and its Affiliates may make loans to, issue letters of credit for the account of, accept deposits from, acquire equity interests in and generally engage in any kind of banking, trust, financial advisory, underwriting or other business with the Company and its Subsidiaries and Affiliates as though BofA were not the Agent hereunder and without notice to or consent of the Banks. The Banks acknowledge that, pursuant to such activities, BofA or its Affiliates may receive information regarding the Company or its Affiliates (including information that may be subject to confidentiality obligations in favor of the Company or such Subsidiary) and acknowledge that the Agent shall be under no obligation to provide such information to them. With respect to their Loans, BofA and its Affiliates shall have the same rights and powers under this Agreement as any other Bank and may exercise the same as though BofA were not the Agent, and the terms "Bank" and "Banks" include BofA and its Affiliates, to the extent applicable, in their individual capacities.

          12.9 Successor Agent. The Agent may, and at the request of the Majority Banks shall, resign as Agent upon 30 days' notice to the Banks. If the Agent resigns under this Agreement, the Majority Banks shall appoint from among the Banks a successor agent for the Banks. If no successor agent is appointed prior to the effective date of the resignation of the Agent, the Agent may appoint, after consulting with the Banks and the Company, a successor agent from among the Banks. Upon the acceptance of its appointment as successor agent hereunder, such successor agent shall succeed to all the rights, powers and duties of the retiring Agent and the term "Agent" shall mean such successor agent and the retiring Agent's appointment, powers and duties as Agent shall be terminated. After any retiring Agent's resignation hereunder as Agent, the provisions of this Section 12 and Section 14.3 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement. If no successor agent has accepted appointment as Agent by the date which is 30 days following a retiring Agent's notice of resignation, the retiring Agent's resignation shall nevertheless thereupon become effective and the Banks shall perform all of the duties of the Agent hereunder until such time, if any, as the Majority Banks appoint a successor agent as provided for above.
          12.10  Withholding Tax.

          (a) If any Bank is a "foreign corporation, partnership or trust" within the meaning of the Code and such Bank claims exemption from, or a reduction of, U.S. withholding tax under Sections 1441 or 1442 of the Code, such Bank agrees with and in favor of the Agent, to deliver to the Agent:

               (i) if such Bank claims an exemption from, or a reduction of, withholding tax under a United States tax treaty, properly completed IRS Forms 1001 and W 8 before the payment of any interest in the first calendar year and before the payment of any interest in each third succeeding calendar year during which interest may be paid under this Agreement;

               (ii) if such Bank claims that interest paid under this Agreement is exempt from United States withholding tax because it is effectively connected with a United States trade or business of such Bank, two properly completed and executed copies of IRS Form 4224 before the payment of any interest is due in the first taxable year of such Bank and in each succeeding taxable year of such Bank during which interest may be paid under this Agreement, and IRS Form W 9; and

               (iii) such other form or forms as may be required under the Code or other laws of the United States as a condition to exemption from, or reduction of, United States withholding tax.
Such Bank agrees to promptly notify the Agent of any change in circumstances which would modify or render invalid any claimed exemption or reduction.

          (b) If any Bank claims exemption from, or reduction of, withholding tax under a United States tax treaty by providing IRS Form 1001 and such Bank sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Bank, such Bank agrees to notify the Agent of the percentage amount in which it is no longer the beneficial owner of Obligations of the Company to such Bank. To the extent of such percentage amount, the Agent will treat such Bank's IRS Form 1001 as no longer valid.

          (c) If any Bank claiming exemption from United States withholding tax by filing IRS Form 4224 with the Agent sells, assigns, grants a participation in, or otherwise transfers all or part of the Obligations of the Company to such Bank, such Bank agrees to undertake sole responsibility for complying with the withholding tax requirements imposed by Sections 1441 and 1442 of the Code.

          (d) If any Bank is entitled to a reduction in the applicable withholding tax, the Agent may withhold from any interest payment to such Bank an amount equivalent to the applicable withholding tax after taking into account such reduction. If the forms or other documentation required by subsection (a) of this Section are not delivered to the Agent, then the Agent may withhold from any interest payment to such Bank not providing such forms or other documentation an amount equivalent to the applicable withholding tax.

          (e) If the IRS or any other Governmental Authority of the United States or other jurisdiction asserts a claim that the Agent did not properly withhold tax from amounts paid to or for the account of any Bank (because the appropriate form was not delivered, was not properly executed, or because such Bank failed to notify the Agent of a change in circumstances which rendered the exemption from, or reduction of, withholding tax ineffective, or for any other reason) such Bank shall indemnify the Agent fully for all amounts paid, directly or indirectly, by the Agent as tax or otherwise, including penalties and interest, and including any taxes imposed by any jurisdiction on the amounts payable to the Agent under this Section, together with all costs and expenses (including reasonable fees of attorneys for the Agent (including the allocable costs of internal legal services and all disbursements of internal counsel)). The obligation of the Banks under this subsection shall survive the expiration or termination of the Credit and payment of the Notes and other liabilities of the Company hereunder and the resignation or replacement of the Agent.

     13.  ASSIGNMENT AND ASSUMPTION.

          Effective upon the Pending Reorganization, (a) NSU shall without further act or deed of the parties hereto, be entitled to all of the benefits and rights of the Company under this Agreement, the Notes and all documents executed and delivered by the Company pursuant thereto (collectively, the "Loan Documents"), (b) NSU shall, and it hereby does without further act or deed of the parties hereto unconditionally and expressly, (i) assume all liabilities and obligations of the Company under the Loan Documents and (ii) agree to perform all liabilities and obligations of the Company under said Loan Documents, as if said Loan Documents were originally executed and delivered by NSU, and (c) all references in the Loan Documents to the "Company" shall refer to NSU except for references to the Company relating to its status prior to the consummation of the Pending Reorganization. NSU shall effective upon the Pending Reorganization change its name to "Michael Foods, Inc." and give immediate notice of the effectiveness thereof to the Agent. Upon (i) such notice and (ii) the delivery to the Agent of an opinion of Maun & Simon, PLC, counsel to NSU upon the consummation of the Pending Reorganization, addressed to the Agent and the Banks and dated as of the effective date of the Pending Reorganization, in substantially the form of Exhibit H, and so long as no Event of Default or Unmatured Event of Default shall then have occurred and be continuing, Old Michael shall be released from all liabilities and obligations under the Loan Documents. As of the effectiveness of the Pending Reorganization, NSU represents, warrants and affirms that each of the representations and warranties contained in Section 7 of this Agreement is true and correct as of the effective date of the Pending Reorganization.

     14.  GENERAL.

          14.1  Delay.  No delay on the part of any Bank or the holder of any
Note in the exercise of any power or right shall operate as a waiver thereof, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof, or the exercise of any other power or right. The remedies herein provided are cumulative and not exclusive of any remedies provided by law.

          14.2 Notice. Any notice between the parties hereto or notices provided herein to be given shall be in writing (unless otherwise provided herein) and, if mailed, shall be deemed to be given when sent by registered or certified mail, postage prepaid, and addressed to the Company, the Agent or the Banks at the respective address set forth on the signature pages hereof.

          14.3 Expenses. The Company agrees, whether or not any Advance is made hereunder, to pay the Agent and the Banks upon demand for all reasonable expenses, including reasonable fees of attorneys for the Agent and the Banks (who may be employees of the Agent and the Banks), incurred by (i) the Agent in connection with the preparation, negotiation and execution of this Agreement, the Notes and any document required to be furnished therewith, (ii) the Agent in connection with the preparation of any and all amendments to this Agreement or the Notes and all other instruments or documents provided for herein or delivered or to be delivered hereunder or in connection herewith, and (iii) the Agent and the Banks in connection with the enforcement of the Company's obligations hereunder or under any Note. The Company also agrees (iv) to indemnify and hold the Agent harmless from any loss or expense which may arise or be created by the acceptance of telephonic or other instructions for making Advances and (v) to pay, and save the Agent and the Banks harmless from all liability for, any stamp or other taxes which may be payable with respect to the execution or delivery of this Agreement or the issuance of the Notes or of any other instruments or documents provided for herein or to be delivered hereunder or in connection herewith. The Company further agrees to indemnify, defend, reimburse and hold harmless the Agent, each Bank and all directors, officers, employees, agents and advisors of the Agent and the Banks (each, an "Indemnified Party") from and against all claims, actions, proceedings, suits, damages, losses, liabilities, costs and expenses, including the reasonable fees and expenses of counsel (who may be employees of the Agent and the Banks), which may be incurred by or asserted against any Indemnified Party in connection with, or arising out of, or relating to, any transaction or proposed transaction (whether or not consummated) financed or to be financed, in whole or in part, directly or indirectly with the proceeds of any Advance(s), provided such Indemnified Party has acted in good faith and is not in breach of this Agreement. The

Company's obligations as set forth in this section shall survive any termination of this Agreement.

          14.4 Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

          14.5 Counterparts. This Agreement may be executed in as many counterparts as may be deemed necessary or convenient, and by the different parties hereto on separate counterparts, each of which, when so executed, shall be deemed an original but all such counterparts shall constitute but one and the same instrument.

          14.6 Investment. Each Bank represents and warrants that: (i) it is acquiring any Note to be issued to it hereunder for its own account as a result of making loans in the ordinary course of its commercial banking business and not with a view to the public distribution or sale thereof, nor with any present intention of selling or distributing such Note, but subject, nevertheless, to any legal or administrative requirement that the disposition of such Bank's property at all times be within its control and (ii) in good faith it has not and will not rely upon any margin stock (as such term is defined in Regulation U of the Board of Governors of the Federal Reserve System) as collateral in the making and maintaining of the Advances.

          14.7 U.S. Withholding Tax Exemptions. Each Bank represents that, on the date of this Agreement, either (a) it is a bank organized under the laws of the United States or any state thereof or (b) if it is not a bank organized under the laws of the United States or any state thereof, it is entitled to complete exemption from United States withholding tax imposed on or with respect to payment of principal, interest and fees under this Agreement and the Notes under an applicable provision of a tax convention to which the United States is a party and either (i) it is entitled to complete exemption from United States withholding tax imposed on or with respect to payments of principal, interest and fees under this Agreement and the Notes under an applicable provision of a tax convention to which the United States is a party or (ii) it is acting through a branch, agency or office in the United States (including only the states and the District of Columbia) and any payment received or to be received by it with respect to payments of principal, interest and fees under this Agreement and the Notes is effectively connected with the conduct of a trade or business in the United States.

          14.8 Law. This Agreement and each Note shall be contracts made under and governed by the laws of the State of Illinois.

          14.9 Successors. This Agreement shall be binding upon the Company, the Banks and the Agent and their respective successors and assigns, and shall inure to the benefit of the Company, the Banks and the Agent and the successors and assigns of the Banks and the Agent. The Company shall not assign its rights or duties hereunder without the consent of the Banks.

          14.10 Amendments. No amendment or waiver of any provision of this Agreement or the Notes, nor consent to any departure therefrom by the Company shall be effective unless the same shall be in writing and signed by the Company and the Majority Banks, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no amendment, waiver or consent shall, unless in writing and signed by all the Banks, do any of the following: (a) waive any of the conditions specified in Sections 9 and 10, (b) increase the amounts or extend the terms of the Banks' Commitments or subject the Banks to any additional obligations, (c) reduce the principal of, or interest on, the Notes or any fees hereunder, (d) postpone any date fixed for any payment of principal of, or interest on, the Notes or any fees hereunder, (e) change the percentage of the Commitments or of the aggregate unpaid principal amount of the Notes, or the number of Banks which shall be required to take action hereunder, or (f) change any provisions of this Section 14.10; provided, further, that no amendment, waiver or consent to Section 12 shall be effective unless signed by the Agent.

          14.11  Assignments, Participations, etc.

          (a) Any Bank may, with the written consent of the Company at all times other than during the existence of an Event of Default and the Agent, which consents shall not be unreasonably withheld, at any time assign and delegate to one or more Eligible Assignees (provided that no written consent of the Company or the Agent shall be required in connection with any assignment and delegation by a Bank to an Eligible Assignee that is an affiliate of such Bank) (each an "Assignee") all, or any ratable part of all, of the Advances, its Commitment hereunder and the other rights and obligations of such Bank hereunder, in a minimum amount of $5,000,000; provided, however, that the Company and the Agent may continue to deal solely and directly with such Bank in connection with the interest so assigned to an Assignee until (i) written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to the Company and the Agent by such Bank and the Assignee; (ii) such Bank and its Assignee shall have delivered to the Company and the Agent an Assignment and Acceptance in the form of Exhibit G ("Assignment and Acceptance") and (iii) the assignor Bank or Assignee has paid to the Agent a processing fee in the amount of $2,500. The Company shall not be responsible for reimbursing any costs related to any assignment hereunder.

          (b) From and after the date that the Agent notifies the assignor Bank that it has received (and provided its consent with respect to) an executed Assignment and Acceptance and payment of the above-referenced processing fee,
(i) the Assignee thereunder shall be a party hereto and, to the extent that rights and obligations hereunder have been assigned to it pursuant to such Assignment and Acceptance, shall have the rights and obligations of a Bank under this Agreement and the Notes, and (ii) the assignor Bank shall, to the extent that rights and obligations hereunder and under the Notes have been assigned by it pursuant to such Assignment and Acceptance, relinquish its rights and be released from its obligations under this Agreement and the Notes.

          (c) Within five Banking Days after its receipt of notice by the Agent that it has received an executed Assignment and Acceptance and payment of the processing fee, (and provided that it consents to such assignment in accordance with subsection 14.11), the Company shall execute and deliver to the Agent, new Notes evidencing such Assignee's assigned Advances and Commitment and, if the assignor Bank has retained a portion of its Advances and its commitment, replacement Notes in the principal amount of the Advances retained by the assignor Bank (such Notes to be in exchange for, but not in payment of, the Notes held by such Bank). Immediately upon each Assignee's making its processing fee payment under the Assignment and Acceptance, this Agreement shall be deemed to be amended to the extent, but only to the extent, necessary to reflect the addition of the Assignee and the resulting adjustment of the Commitments arising therefrom. The Commitment allocated to each Assignee shall reduce the Commitment of the assigning Bank by the amount of the Commitment assigned.

          (d) Any Bank may at any time sell to one or more commercial banks or other Persons not Affiliates of the Company (a "Participant") participating interests in any Advances, the Commitment of that Bank and the other interests of that Bank (the

"Originating Bank") hereunder and under the Notes; provided, however, that (i) the Originating Bank's obligations under this Agreement shall remain unchanged,
(ii) the Originating Bank shall remain solely responsible for the performance of such obligations, (iii) the Company and the Agent shall continue to deal solely and directly with the Originating Bank in connection with the Originating Bank's rights and obligations under this Agreement and the Notes, and (iv) no Bank shall transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any Note, except to the extent such amendment, consent or waiver would require unanimous consent of the Banks. In the case of any such participation, the Participant shall be entitled to the benefit of Sections 6 and 14.3 as though it were also a Bank hereunder, but shall not have any rights under this Agreement, or any of the Notes, and all amounts payable by the Company hereunder shall be determined as if such Bank had not sold such participation; except that, if amounts outstanding under this Agreement are due and unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall be deemed to have the right of set-off in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Bank under this Agreement.

     (e) Notwithstanding any other provision in this Agreement, any Bank may at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and any Note held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR Section 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.

     14.12 WAIVER OF JURY TRIAL. THE COMPANY WAIVES ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING TO ENFORCE OR DEFEND ANY RIGHTS (i) UNDER THIS AGREEMENT OR UNDER ANY AMENDMENT, INSTRUMENT, DOCUMENT OR AGREEMENT DELIVERED OR WHICH MAY IN THE FUTURE BE DELIVERED IN CONNECTION HEREWITH OR (ii) ARISING FROM ANY BANKING RELATIONSHIP EXISTING IN CONNECTION WITH THIS AGREEMENT, AND AGREES THAT ANY SUCH ACTION OR PROCEEDING SHALL BE TRIED BEFORE A COURT AND NOT BEFORE A JURY.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed at Chicago, Illinois by their respective officers thereunto duly authorized as of the date first written above.

                                        MICHAEL FOODS, INC.

                                        By: /s/ John Reedy
                                           -----------------------------

                                        Title: VICE PRESIDENT -FINANCE
                                              --------------------------

                                        Address:  324 Park National
                                                   Bank Building
                                                  5353 Wayzata Boulevard
                                                  Minneapolis, MN 55416

                                        For the purposes of Section 13
                                        only, NORTH STAR UNIVERSAL, INC.

                                        By: /s/ Peter E. Flynn
                                           -----------------------------

                                        Title: EVP/CFO
                                              --------------------------

                                        Address:  6479 City West Parkway
                                                  Eden Prairie, Minnesota
                                                    55344-3246

                                     BANK OF AMERICA NATIONAL TRUST AND
                                       SAVINGS ASSOCIATION, as agent


                                     By: /s/ R. Guy Stapleton
                                        -----------------------------

                                     Title: R. Guy Stapleton
                                            Managing Director
                                           --------------------------

                                     Address:  231 South LaSalle Street
                                               Chicago, Illinois 60697

Amount of
Commitment              Share

$25,000,000             31.25%       BANK OF AMERICA ILLINOIS


                                     By: /s/ R. Guy Stapleton
                                        -----------------------------

                                     Title: R. Guy Stapleton
                                            Managing Director
                                           --------------------------

                                     Address:  231 South LaSalle Street
                                               Chicago, Illinois 60697

Amount of
Commitment              Share

$20,000,000             25.00%       COOPERATIEVE CENTRALE RAIFFEISEN-
                                       BOERENLEENBANK B.A., "RABOBANK
                                       NEDERLAND"


                                     By: /s/ W. Jeffrey Vollack
                                         Vice President, Manager
                                         ------------------------------

                                     By: /s/ Angela R. Reilly
                                         Vice President
                                         ------------------------------

                                     Address:   245 Park Avenue
                                                New York, New York 10167

Amount of
Commitment              Share

$15,000,000             18.75%            BOATMEN'S NATIONAL BANK


                                          By: /s/ Ellen M. Isch
                                             --------------------------

                                          Title: VP
                                                -----------------------

                                          Address:  10th & Baltimore
                                                    Kansas City, Missouri
                                                    64105

Amount of
Commitment              Share

$10,000,000             12.50%             NORWEST BANK MINNESOTA, N.A.


                                           By: /s/ Perry T. Larson
                                              -----------------------------

                                           Title: Vice President
                                                 --------------------------

                                           Address:  Norwest Center
                                                     Sixth and Marquette Ave.
                                                     Minneapolis, MN  55479-
                                                     0079

Amount of
Commitment              Share

$10,000,000             12.50%         THE LONG-TERM CREDIT BANK OF JAPAN,
                                         LIMITED


                                       By: /s/ Armund J. Schoen
                                          ----------------------------------

                                       Title: V.P. & Deputy General Manager
                                             -------------------------------

                                       Address:  190 S. LaSalle Street
                                                 Suite #800
                                                 Chicago, Illinois  60603

                                   EXHIBIT A

                                 REVOLVING NOTE


$____________                              Chicago, Illinois:  February 28, 1997


         FOR VALUE RECEIVED, the undersigned MICHAEL FOODS, INC. (the "Company") hereby promises to pay to the order of _____________ (the "Bank") on the Termination Date (as such term is defined in the Revolving Loan Agreement hereinafter referred to), the principal sum of _______ DOLLARS ($________), or if less, the then aggregate unpaid principal amount of all Domestic Advances and Eurodollar Advances (as such terms are defined in the Revolving Loan Agreement) as may be borrowed by the Company under the Revolving Loan Agreement. The Company may borrow, repay and reborrow hereunder in accordance with the provisions of the Revolving Loan Agreement.

         The Company promises to pay interest on the unpaid principal amount of the Advances from time to time outstanding from the date hereof until payment in full at the rates per annum which shall be determined in accordance with the provisions of the Revolving Loan Agreement. Said interest shall be payable on each date provided for in the Revolving Loan Agreement; provided, however, that interest on any principal portion which is not paid when due shall be payable on demand.

         The portions of the principal sum hereof from time to time representing Domestic Advances or Eurodollar Advances, and payments of principal thereof, shall be noted by the holder of this Note on the grid schedule attached hereto.

         All payments of principal and interest under this Note shall be made in immediately available funds at the office of Bank of America National Trust and Savings Association ("BofA") at 231 South LaSalle Street, Chicago, Illinois 60697 or at such other address as BofA shall notify the Company in writing.

         This Note is one of the Notes referred to in, and is subject to the terms and provisions of, the Revolving Loan Agreement dated as of February 28, 1997 (as the same may be amended, modified or supplemented from time to time, herein called the "Revolving Loan Agreement") among the Company, certain banks (including the Bank) and BofA, as Agent, to which Revolving Loan Agreement reference is hereby made for a statement of said terms and provisions. The Company expressly waives any presentment, demand, protest or notice in connection with this Note.

This Note is made under and governed by the internal laws of the State of Illinois


Address:  324 Park National                MICHAEL FOODS, INC.
              Bank Building
          5353 Wayzata Boulevard           By:___________________
          Minneapolis, MN  55416
                                           Title:________________

Schedule attached to Note dated as of February 28, 1997 of MICHAEL FOODS, INC., payable to the order of ________________.

                        ADVANCES AND PRINCIPAL PAYMENTS


======================================================================================================
  Date       Amount of        Type of Advance &     Amount of         Unpaid             Notation Made
             Advance Made     Applicable            Principal         Principal          by
                              Interest Rate         Repaid            Balance
------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------

======================================================================================================

The aggregate unpaid principal amount shown on this schedule shall be rebuttable presumptive evidence of the principal amount owing and unpaid on this Note. The failure to record the date and amount of any advance on this schedule shall not, however, limit or otherwise affect the obligations of the Company under the Revolving Loan Agreement or under this Note to repay the principal amount of the advances together with all interest accruing thereon.

        1. Michael Foods, Inc. and North Carolina State University vs. Papetti's Hygrade Egg Products, Inc., U.S. District Court for the District of New Jersey, File No. 89-4645. This action arises out of the alleged breach by the Defendant of certain patents owned by North Carolina State University and licensed to the Company. The Company obtained summary judgment affirming the validity of one of the patents and finding the defendant to have infringed the patent. This judgment was affirmed on appeal to the Federal Circuit Court of Appeals. Discovery on the question of damages had been suspended pending a reexamination of the patent in the Patent Office. As a condition precedent to the acquisition of the Papetti Companies (including the Defendant herein), this litigation was dismissed.

        2. NuLaid Foods, Inc. vs. Michael Foods, Inc. and North Carolina State University, U.S. District Court for the Eastern District of California, Civil Action No. CIV-S-93-1319 WBS JFM. This is an action commenced by NuLaid Foods, Inc. seeking a declaratory judgment that the patents which are the subject of the patent litigation described in No. 1 above are invalid. The Company and North Carolina State University have counterclaimed for infringement of the patent by the Plaintiff. Further proceedings in this litigation have been stayed pending a reexamination of the patent in the Patent Office.

        3. Schwan's Sales Enterprises, Inc. vs. Kohler Mix Specialties, Inc., et. al., Lyon County District Court, 5th Judicial District, File No. C6-95-357. In May, 1995 an action was commenced against the Company's subsidiary, Kohler Mix Specialties, Inc. ("Kohler Mix") and certain other parties by Schwan's Sales Enterprises, Inc. ("Schwan's") seeking recovery of damages arising out of alleged salmonella contamination of Schwan's ice cream that had been distributed to the public in the summer and fall of 1994. Following an investigation by Schwan's and various governmental agencies, it was determined that Schwan's ice cream product evidenced the presence of salmonella bacteria. Schwan's operations were interrupted for a period of time and Schwan's has made settlements with customers who claimed injury from consuming Schwan's ice cream. Kohler Mix and others supplied ice cream mix to Schwan's in tanker trucks operated by the same transporter during the time in question. The complaint seeks to recover all or a portion of the loss sustained by Schwan's as a result of the incident. Discovery is on-going. A mediation conference is scheduled for April, 1997. The Company's and Kohler Mix's products liability carrier, Liberty Mutual Insurance Company has undertaken defense of the litigation without waiving coverage defenses. Underlying insurance and excess insurance provides $55,000,000 in coverage.



                                  EXHIBIT B

                                  EXHIBIT C

       LIENS SECURING INDEBTEDNESS OF THE COMPANY AND ITS SUBSIDIARIES


   ============================================================================================
                                                                                 Amount of
        Obligor                 Obligee                 Nature of               Indebtedness
                                                        Security                  Secured
   ============================================================================================
     Kohler Mix                 City of White Bear      Utility Assessments     $ 14,200.00
     Specialties                Lake
   --------------------------------------------------------------------------------------------
     Northern Star              Ryder                   Tractor/Trailers        $ 67,149.00
     Company
   --------------------------------------------------------------------------------------------
     M.G. Waldbaum              Erwin and Delores       Real estate             $ 54,164.00
     Company                    Siebrandt
   --------------------------------------------------------------------------------------------
     M.G. Waldbaum              Bloomfield              Real estate             $211,362.00
     Company                    Community
                                Development
   ============================================================================================

   ============================================================================================
     Casa Trucking, Inc.        Fleet Capital           Tractor/Trailers        $600,000.00
                                Leasing
   --------------------------------------------------------------------------------------------
     Papetti's Hygrade          City of Lenox, Iowa     Jobs Training           $350,000.00
     Egg Products, Inc.                                 Agreement
   --------------------------------------------------------------------------------------------
     Papetti's Hygrade          First Union             Tractor/Trailers        $677,000.00
     Egg Products, Inc.         Commercial
                                Corporation
   ============================================================================================

                             COMPANY SUBSIDIARIES


SUBSIDIARY NAME                         JURISDICTION

Crystal Farms Refrigerated
Distribution Company                    Minnesota

M.G. Waldbaum Company                   Nebraska

        Including:
        Papetti's Hygrade Egg
        Products, Inc.                  Minnesota

        Casa Trucking, Inc.             Minnesota

Farm Fresh Foods, Inc.                  California

Drallos Potato Co., Inc.                Michigan

Kohler Mix Specialties, Inc.            Minnesota

        Including:
        Midwest Mix, Inc.               Minnesota

Northern Star Co.                       Minnesota

        Including:
        Minnesota Products, Inc.        Minnesota

        B.C.K. Co.                      Minnesota

WFC, Inc.                               Wisconsin

        Including:
        Wisco Farm Cooperative          Wisconsin

MIKLFS Corporation                      Virgin Islands


                                  EXHIBIT D

                                   EXHIBIT E





                                      NONE

                                   EXHIBIT F

                          FORM OF OPINION OF COUNSEL*


                                                           _______________, 1997



Bank of America National Trust
  and Savings Association, as agent
  and the Banks referred to below
231 South LaSalle Street
Chicago, Illinois  60697


                          Re:     Michael Foods, Inc.


Ladies and Gentlemen:

         We have acted as counsel to Michael Foods, Inc. (the "Company") and North Star Universal, Inc. ("NSU"), and we are delivering to you this opinion of counsel upon which you may rely, in connection with a Revolving Loan Agreement, dated as of _______, 1997, entered into between the Company, Bank of America National Trust and Savings Association, as Agent and certain banks (the "Banks") (the "Revolving Loan Agreement"), and the transactions and other documents and instruments described therein. Unless otherwise defined herein, capitalized terms used herein shall have the respective meanings assigned to such terms in the Revolving Loan Agreement.

         In so acting, we, as counsel to the Company and NSU have made such factual inquiries, and we have examined or caused to be examined such questions or law, as we have considered necessary or appropriate for the purposes of this opinion and, upon the basis of such inquiries and examinations, advise you that, in our opinion:

         1. NSU and the Company, and each of their Subsidiaries are corporations duly organized, validly existing and in good standing under the laws of the state of their respective incorporation, and each is duly qualified and in good standing as a foreign corporation in all other jurisdictions in which its respective present operations or properties require such qualification.





__________________________________

* This opinion, as it relates to North Star Universal, Inc. may be given by separate counsel.

         2. NSU and the Company have full corporate power and authority to own and operate their properties and assets, carry on its business as presently conducted, and enter into and perform its obligations under the Revolving Loan Agreement and the Notes.

         3. The execution and delivery of the Revolving Loan Agreement and the Notes, the performance by the Company and NSU of their obligations thereunder, and the borrowings under the Revolving Loan Agreement, have been duly authorized by all necessary corporate action, and all of said documents and instruments have been duly executed and delivered on behalf of the Company and NSU and constitute valid and binding obligations of the Company and NSU, enforceable in accordance with their respective terms, except as enforceability may be limited by bankruptcy, insolvency or other similar laws of general application affecting the enforcement of creditors' rights or by general principles of equity limiting the availability of equitable remedies.

         4. There is no provision in the Company's or NSU's articles of incorporation or by-laws, nor any provision in any indenture, mortgage, contract or agreement known to us to which the Company or NSU is a party or by which it or its properties may be bound, nor any law, statute, rule or regulation, nor any writ, order or decision of any court or governmental instrumentality binding on the Company or NSU, which would be contravened by the execution and delivery of the Revolving Loan Agreement or the Notes, nor do any of the foregoing prohibit the Company's or NSU's performance of any term, provision, condition, covenant or any other obligation of the Company or NSU contained therein.

         5. There are no actions, suits or proceedings pending or, to the best of our knowledge after due inquiry, threatened against or affecting the Company or NSU before any court or arbitrator or by or before any administrative agency or governmental authority, which, if adversely determined, would have a material adverse effect on the Company's or NSU's financial condition or business or the Company's or NSU's ability to perform or otherwise comply with its obligations set forth in the Revolving Loan Agreement or the Notes.

         6. Neither the making nor performance of the Revolving Loan Agreement or the Notes, nor the borrowings under the Revolving Loan Agreement or the Notes, requires the consent or approval of any governmental instrumentality.

         7. Neither NSU or the Company is an "investment company" or a company "controlled" by an "investment company" within the meanings of the Investment Company Act of 1940, as amended.

         8. Neither the Company nor NSU is engaged in the business of extending credit for the purpose of purchasing or carrying margin stock within the meaning of Regulation U of the Federal Reserve Board.



                                        Very truly yours,

                                   EXHIBIT G

                 [FORM OF] ASSIGNMENT AND ACCEPTANCE AGREEMENT



                 This ASSIGNMENT AND ACCEPTANCE AGREEMENT (this "Assignment and Acceptance") dated as of __________, 199__ is made between ______________________________ (the "Assignor") and __________________________
(the "Assignee").


                                    RECITALS

                 WHEREAS, the Assignor is party to that certain
Revolving Loan Agreement dated as of February 28, 1997 (as amended, amended and restated, modified, supplemented or renewed, the "Credit Agreement") among Michael Foods, Inc., a Delaware corporation (the "Company"), the several financial institutions from time to time party thereto (including the Assignor, the "Banks"), and Bank of America National Trust and Savings Association, as agent for the Banks (the "Agent"). Any terms defined in the Credit Agreement and not defined in this Assignment and Acceptance are used herein as defined in the Credit Agreement;

                 WHEREAS, as provided under the Credit Agreement, the Assignor has committed to making Loans (the "Committed Loans") to the Company in an aggregate amount not to exceed $__________ (the "Commitment");

                 WHEREAS, [the Assignor has made Committed Loans in the aggregate principal amount of $__________ to the Company] [no Committed Loans are outstanding under the Credit Agreement]; and
                 WHEREAS, the Assignor wishes to assign to the Assignee [part of the] [all] rights and obligations of the Assignor under the Credit Agreement in respect of its Commitment, in an amount equal to $__________ (the "Assigned Amount") on the terms and subject to the conditions set forth herein and the Assignee wishes to accept assignment of such rights and to assume such obligations from the Assignor on such terms and subject to such conditions;

                 NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, the parties hereto agree as follows:

         1.      Assignment and Acceptance.

                 (a) Subject to the terms and conditions of this Assignment and Acceptance, (i) the Assignor hereby sells, transfers and assigns to the Assignee, and (ii) the Assignee hereby purchases, assumes and undertakes from the Assignor, without recourse and without representation or warranty (except as provided in this Assignment and Acceptance) __% (the "Assignee's Percentage Share") of (A) the Commitment [and the Committed Loans] of the Assignor and (B) all related rights, benefits, obligations, liabilities and indemnities of the Assignor under and in connection with the Credit Agreement and the Loan Documents.

                 [If appropriate, add paragraph specifying payment to Assignor by Assignee of outstanding principal of, accrued interest on, and fees with respect to, Committed Loans assigned.]

                 (b) With effect on and after the Effective Date (as defined in Section 5 hereof), the Assignee shall be a party to the Credit Agreement and succeed to all of the rights and be obligated to perform all of the obligations of a Bank under the Credit Agreement, including the payment of indemnification, with a commitment in an amount equal to the Assigned Amount. The Assignee agrees that it will perform in accordance with their terms all of the obligations which by the terms of the Credit Agreement are required to be performed by it as a Bank. It is the intent of the parties hereto that the Commitment of the Assignor shall, as of the Effective Date, be reduced by an amount equal to the Assigned Amount and the Assignor shall relinquish its rights and be released from its obligations under the Credit Agreement to the extent such obligations have been assumed by the Assignee; provided, however, the Assignor shall not relinquish its rights under Section 14.13 of the Credit Agreement to the extent such rights relate to the time prior to the Effective Date.

                 (c) After giving effect to the assignment and assumption set forth herein, on the Effective Date the Assignee's commitment will be $__________.

                 (d) After giving effect to the assignment and assumption set forth herein, on the Effective Date the Assignor's commitment will be $__________.

         2.      Payments.

                 (a) As consideration for the sale, assignment and transfer contemplated in Section 1 hereof, the Assignee shall pay to the Assignor on the Effective Date in immediately available funds an amount equal to $__________, representing the Assignee's pro rata share of the principal amount of all Committed Loans.

                 (b) The [Assignor] [Assignee] further agrees to pay to the Agent a processing fee in the amount specified in Section 14.11(a) of the Credit Agreement.

         3.      Reallocation of Payments.

         Any interest, fees and other payments accrued to the Effective Date with respect to the Commitment and Committed Loans shall be for the account of the Assignor. Any interest, fees and other payments accrued on and after the Effective Date with respect to the Assigned Amount shall be for the account of the Assignee. Each of the Assignor and the Assignee agrees that it will hold in trust for the other party any interest, fees and other amounts which it may receive to which the other party is entitled pursuant to the preceding sentence and pay to the other party any such amounts which it may receive promptly upon receipt.

         4.      Independent Credit Decision.

         The Assignee (a) acknowledges that it has received a copy of the Credit Agreement and the Schedules and Exhibits thereto, together with copies of the most recent financial statements referred to in Section 8.1 of the Credit Agreement, and such other documents and information as it has deemed appropriate to make its own credit and legal analysis and decision to enter into this Assignment and Acceptance; and (b) agrees that it will, independently and without reliance upon the Assignor, the Agent or any other Bank and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit and legal decisions in taking or not taking action under the Credit Agreement.

         5.      Effective Date; Notices.

                 (a) As between the Assignor and the Assignee, the effective date for this Assignment and Acceptance shall be __________, 199__ (the "Effective Date"); provided that the following conditions precedent have been satisfied on or before the Effective Date:

                           (i)   this Assignment and Acceptance shall be
executed and delivered by the Assignor and the Assignee;

                           (ii)   the consent of the Company and the Agent
required for an effective assignment of the Assigned Amount by the Assignor to the Assignee under Section 14.11(a) of the Credit

Agreement shall have been duly obtained and shall be in full force and effect as of the Effective Date;

                (iii) the Assignee shall pay to the Assignor all amounts due to the Assignor under this Assignment and Acceptance; and

                 (iv) the processing fee referred to in Section 2(b) hereof and in Section 14.11(a) of the Credit Agreement shall have been paid to the Agent.

          (b) Promptly following the execution of this Assignment and Acceptance, the Assignor shall deliver to the Company and the Agent for acknowledgement by the Agent, a Notice of Assignment substantially in the form attached hereto as Schedule 1.

     [6.  Agent.   [INCLUDE ONLY IF ASSIGNOR IS AGENT]

          (a) The Assignee hereby appoints and authorizes the Assignor to take such action as agent on its behalf and to exercise such powers under the Credit Agreement as are delegated to the Agent by the Banks pursuant to the terms of the Credit Agreement.

          (b) The Assignee shall assume no duties or obligations held by the Assignor in its capacity as Agent under the Credit Agreement.]

     7.   Withholding Tax.

     The Assignee (a) represents and warrants to the Bank, the Agent and the Company that under applicable law and treaties no tax will be required to be withheld by the Bank with respect to any payments to be made to the Assignee hereunder, (b) agrees to furnish (if it is organized under the laws of any jurisdiction other than the United States or any State thereof) to the Agent and the Company prior to the time that the Agent or Company is required to make any payment of principal, interest or fees hereunder, duplicate executed originals of either U.S. Internal Revenue Service Form 4224 or U.S. Internal Revenue Service Form 1001 (wherein the Assignee claims entitlement to the benefits of a tax treaty that provides for a complete exemption from U.S. federal income withholding tax on all payments hereunder) and agrees to provide new Forms 4224 or 1001 upon the expiration of any previously delivered form or comparable statements in accordance with applicable U.S. law and regulations and amendments thereto, duly executed and completed by the Assignee, and (c) agrees to comply with all applicable U.S. laws and regulations with regard to such withholding tax exemption.

     8.   Representations and Warranties.

          (a) The Assignor represents and warrants that (i) it is the legal and beneficial owner of the interest being assigned by it hereunder and that such interest is free and clear of any Lien or other adverse claim; (ii) it is duly organized and existing and it has the full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance and to fulfill its obligations hereunder; (iii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance, and apart from any agreements or undertakings or filings required by the Credit Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; and (iv) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of the Assignor, enforceable against the Assignor in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors' rights and to general equitable principles.

          (b) The Assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Credit Agreement or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Credit Agreement or any other instrument or document furnished pursuant thereto. The Assignor makes no representation or warranty in connection with, and assumes no responsibility with respect to, the solvency, financial condition or statements of the Company, or the performance or observance by the Company, of any of its respective obligations under the Credit Agreement or any other instrument or document furnished in connection therewith.

          (c) The Assignee represents and warrants that (i) it is duly organized and existing and it has full power and authority to take, and has taken, all action necessary to execute and deliver this Assignment and Acceptance and any other documents required or permitted to be executed or delivered by it in connection with this Assignment and Acceptance, and to fulfill its obligations hereunder; (ii) no notices to, or consents, authorizations or approvals of, any Person are required (other than any already given or obtained) for its due execution, delivery and performance of this Assignment and Acceptance; and apart from any agreements or undertakings or filings required by the Credit Agreement, no further action by, or notice to, or filing with, any Person is required of it for such execution, delivery or performance; (iii) this Assignment and Acceptance has been duly executed and delivered by it and constitutes the legal, valid and binding obligation of the Assignee, enforceable against the Assignee in accordance with the terms hereof, subject, as to enforcement, to bankruptcy, insolvency, moratorium, reorganization and other laws of general application relating to or affecting creditors' rights and to general equitable principles; and (iv) it is an Eligible Assignee.

         9.      Further Assurances.

         The Assignor and the Assignee each hereby agree to execute and deliver such other instruments, and take such other action, as either party may reasonably request in connection with the transactions contemplated by this Assignment and Acceptance, including the delivery of any notices or other documents or instruments to the Company or the Agent, which may be required in connection with the assignment and assumption contemplated hereby.

         10.     Miscellaneous.

                 (a) Any amendment or waiver of any provision of this Assignment and Acceptance shall be in writing and signed by the parties hereto. No failure or delay by either party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof and any waiver of any breach of the provisions of this Assignment and Acceptance shall be without prejudice to any rights with respect to any other or further breach thereof.

                 (b) All payments made hereunder shall be made without any set-off or counterclaim.

                 (c) The Assignor and the Assignee shall each pay its own costs and expenses incurred in connection with the negotiation, preparation, execution and performance of this Assignment and Acceptance.

                 (d) This Assignment and Acceptance may be executed in any number of counterparts and all of such counterparts taken together shall be deemed to constitute one and the same instrument.

                 (e) THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF ILLINOIS. The Assignor and the Assignee each irrevocably submits to the non-exclusive jurisdiction of any State or Federal court sitting in Illinois over any suit, action or proceeding arising out of or relating to this Assignment and Acceptance and irrevocably agrees that all claims in respect of such action or proceeding may be heard and determined in such Illinois State or Federal court. Each party to this Assignment and Acceptance hereby irrevocably waives, to the fullest extent it may effectively do so, the defense of an inconvenient forum to the maintenance of such action or proceeding.

          (f) THE ASSIGNOR AND THE ASSIGNEE EACH HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH THIS ASSIGNMENT AND ACCEPTANCE, THE CREDIT AGREEMENT, ANY RELATED DOCUMENTS AND AGREEMENTS OR ANY COURSE OF CONDUCT, COURSE OF DEALING, OR STATEMENTS (WHETHER ORAL OR WRITTEN).

          [Other provisions to be added as may be negotiated between the Assignor and the Assignee, provided that such provisions are not inconsistent with the Credit Agreement.]

     IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Assignment and Acceptance to be executed and delivered by their duly authorized officers as of the date first above written.


                                        [ASSIGNOR]

                                 By:
                                     --------------------------

                                 Title:
                                       ------------------------


                                 By:
                                    ---------------------------

                                 Title:
                                       ------------------------

                                 Address:

                                                [ASSIGNEE]

                                        By:
                                           ----------------------------

                                        Title:
                                              -------------------------

                                        By:
                                           ----------------------------

                                        Title:
                                              -------------------------

                                        Address:

                                   SCHEDULE 1

                      NOTICE OF ASSIGNMENT AND ACCEPTANCE


                                                           _______________, 19__



Bank of America National Trust
  and Savings Association, as Agent
1455 Market Street, 12th Floor
San Francisco, CA  94103
Attn:  Global Agency #5596

Michael Foods, Inc.
324 Park National Bank Building
5353 Wayzata Boulevard
Minneapolis, MN  55416


Ladies and Gentlemen:

         We refer to the Revolving Credit Agreement dated as of February 27, 1997 (as amended, amended and restated, modified, supplemented or renewed from time to time the "Credit Agreement") among Michael Foods, Inc., (the "Company"), the Banks referred to therein and Bank of America National Trust and Savings Association as agent for the Banks (the "Agent"). Terms defined in the Credit Agreement are used herein as therein defined.

         1. We hereby give you notice of, and request your consent to, the assignment by __________________ (the "Assignor") to _______________ (the
"Assignee") of _____% of the right, title and interest of the Assignor in and to the Credit Agreement (including, without limitation, the right, title and interest of the Assignor in and to the Commitments of the Assignor[,] [and] all outstanding Loans made by the Assignor pursuant to the Assignment and Acceptance Agreement attached hereto (the "Assignment and Acceptance"). Before giving effect to such assignment the Assignor's Commitment is $ ___________[,] [and] the aggregate amount of its outstanding Loans is $_____________.

         2. The Assignee agrees that, upon receiving the consent of the Agent, and, if applicable, Michael Foods, Inc. to such assignment, the Assignee will be bound by the terms of the Credit Agreement as fully and to the same extent as if the Assignee were the Bank originally holding such interest in the Credit Agreement.

         3.      The following administrative details apply to the Assignee:

                 (A)      Notice Address:

                          Assignee name:___________________________

                          Address:_________________________________

                          Attention:  _____________________________
                          Telephone:  (___) _______________________
                          Telecopier:  (___) ______________________
                          Telex (Answerback):______________________

                 (B)      Payment Instructions:

                          Account No.:_____________________________
                                  At: _____________________________
                                      _____________________________
                          Reference:  _____________________________
                          Attention:  _____________________________

         4. You are entitled to rely upon the representations, warranties and covenants of each of the Assignor and Assignee contained in the Assignment and Acceptance.

         IN WITNESS WHEREOF, the Assignor and the Assignee have caused this Notice of Assignment and Acceptance to be executed by their respective duly authorized officials, officers or agents as of the date first above mentioned.


                                        Very truly yours,

                                        [NAME OF ASSIGNOR]


                                        By:

                                        Title:_______________________


                                        By:__________________________

                                        Title:_______________________

                                        [NAME OF ASSIGNEE]


                                        By:__________________________

                                        Title:_______________________

                                                By:____________________________

                                                Title:_________________________


ACKNOWLEDGED AND ASSIGNMENT
CONSENTED TO:


MICHAEL FOODS, INC.


By:  _____________________________

Title:  __________________________


By:  _____________________________

Title:  __________________________


BANK OF AMERICA NATIONAL TRUST AND
  SAVINGS ASSOCIATION, as Agent


By: __________________________
Its: _________________________





                                      -3-